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Exhibit 2.1

FORM OF

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

dated as of

June 30, 2003

among

COMCAST QVC, INC.,

COMCAST CORPORATION,

LIBERTY MEDIA CORPORATION,

and

QVC, INC.

i

ii

Exhibit A	—	Proposed Comcast Affiliation Agreement
Exhibit B	—	Amended and Restated Registration Rights Agreement
Exhibit C	—	Subsequent Proposed Affiliation Agreement
Exhibit D	—	Subsidiary Merger Agreement
Exhibit E	—	Company Shareholders Agreement

Attachment A	—	Company Disclosure Schedule
Attachment B	—	Purchaser Disclosure Schedule
Attachment C	—	Seller Disclosure Schedule

iii

        AMENDED AND RESTATED STOCK PURCHASE AGREEMENT dated as of June 30, 2003, among QVC, Inc., a Delaware corporation (the "Company"), Comcast Corporation, a Pennsylvania corporation ("Comcast"), and Comcast QVC, Inc., a Delaware corporation ("Comcast QVC" or "Seller" and together with Comcast, "Seller Parties"), in each case on behalf of itself and those of its Subsidiaries which hold Company Securities, and Liberty Media Corporation, a Delaware corporation ("Purchaser"), on behalf of itself and those of its Subsidiaries which hold Company Securities.

R E C I T A L S:

        WHEREAS, Comcast, Purchaser and the Company have entered into the Buy-Sell Procedures Agreement;

        WHEREAS, Seller Parties and Purchaser desire to provide for the purchase and sale of the Seller Company Securities or Seller Subsidiaries in accordance with the terms of the Buy-Sell Procedures Agreement and this Agreement;

        WHEREAS, it is understood that Comcast QVC Holdings I, Inc., Comcast QVC Holdings II, Inc., Comcast QVC Holdings III, Inc., Comcast QVC Holdings IV, Inc., Comcast QVC Holdings V, Inc. and Comcast QVC Holdings VI, Inc. (the "Comcast QVC Holding Companies"), are the record holders of the Seller Company Securities, that Comcast QVC is the sole shareholder of each of the Comcast QVC Holding Companies, and that any consideration paid by Purchaser hereunder will be paid directly to either Comcast QVC or one or more of the Comcast QVC Holding Companies in accordance with the terms of this Agreement; and

        WHEREAS, it is intended that, for U.S. federal income tax purposes, any acquisition of a Seller Subsidiary or Seller Subsidiaries by Purchaser (or a Purchaser Subsidiary) pursuant to this Agreement and any related agreement shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below):

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Definitions

        Section 1.01.    Definitions.    (a) The following terms, as used herein, have the following meanings:

        "1933 Act" means the Securities Exchange Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term "control" (including its correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Associate" shall have the meaning assigned thereto in the Stockholders Agreement.

        "Average Market Price" means, with respect to any class of Purchaser Qualifying Securities, the average Closing Price for securities of such class for the Stock Price Calculation Days.

        "Average Series A Price" means the average Closing Price for the Series A Common Stock, par value $.01 per share, of Liberty ("Liberty Series A Common Stock"), for the Stock Price Calculation Days.

        "Average Series B Price" means the average Closing Price for the Series B Common Stock, par value $.01 per share, of Liberty ("Liberty Series B Common Stock" and together with the Liberty Series A Common Stock, "Liberty Common Stock"), for the Stock Price Calculation Days.

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by law or executive order to be closed.

        "Buy-Sell Procedures Agreement" means that letter agreement among Comcast, Purchaser, Comcast Holdings Corporation (formerly named Comcast Corporation) ("CHC") and the Company dated June 25, 2003 which, among other things, amends the Stockholders Agreement by superceding and replacing the provisions of Sections 9.3, 9.4, 9.5, 9.6 and 9.6A thereof to the extent specified in such letter agreement and this Agreement and sets forth a buy-sell process in lieu thereof (such process, the "Buy-Sell").

        "Carriage Agreement" means any Contract or other arrangement (including arrangements regarding the continuation of distribution of the QVC Service following the expiration, suspension, non-renewal or termination of any Contract), including all amendments and renewals thereof, side letters relating thereto, and other correspondence or documents interpreting or otherwise modifying such Contract or arrangement, for or relating to the distribution of the QVC Service by a Covered System, whether or not for a fee or other consideration.

        "Cash Consideration" means the portion of the Non-Reorganization Purchase Price, if any, paid in cash.

        "Closing Date" means the date of the Closing.

        "Closing Price" of a share or other unit of any security on any trading day is (i) the last reported sale price for a share or other unit of such security on such trading day as reported on the principal United States securities exchange on which such security is listed or admitted for trading or (ii) if such security is not listed or admitted for trading on any such securities exchange, the last reported sale price for a share or other unit of such security on such trading day as reported on The Nasdaq Stock Market.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Comcast" has the meaning set forth in the Introduction and includes any successor (by merger, consolidation, sale of all or substantially all of its business or assets or otherwise) to all or substantially all of its business and assets.

        "Comcast Agreements" shall have the meaning assigned thereto in the Buy-Sell Procedures Agreement.

        "Comcast Parties" means Comcast and/or Comcast QVC.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Stock" means the common stock, par value $.01 per share, of the Company.

        "Company Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 2002 and the footnotes thereto.

        "Company Balance Sheet Date" means December 31, 2002.

        "Company Disclosure Schedule" means the disclosure schedules of the Company attached as Attachment A to this Agreement.

        "Company Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with (i) this Agreement or the Transactions, (ii) changes or conditions affecting the electronic commerce industry generally or (iii) changes in economic, regulatory or political conditions generally.

        "Company Options" means options, warrants or other rights to acquire from the Company, or other obligations of the Company to issue, any shares of capital stock of the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

        "Company Securities" means (i) shares of capital stock of the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of the Company and (iii) Company Options.

        "Company Value" shall have the meaning assigned thereto in the Buy-Sell Procedures Agreement and shall be the amount specified in the Company Value Notice (as defined in the Buy-Sell Procedures Agreement).

        "Company Value Delivery Date" shall have the meaning assigned thereto in the Buy-Sell Procedures Agreement.

        "Contract" means any mortgage, indenture, lease, contract, agreement, instrument, bond or note.

        "Covered System" means any cable television system, satellite television system, wireless, direct broadcast satellite, satellite master antenna television, home satellite, open video system or any other means of multichannel video programming distribution capable of distributing video programming.

        "Debt" means, with respect to any Person at any time, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services of third parties, except trade accounts payable that arise in the ordinary course of business, or professional fees and similar accounts payable that arise in connection with any transaction not prohibited by this Agreement, and which arise in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases other than capital leases relating to equipment entered into in the ordinary course of business consistent with past practice; (v) all obligations of such Person, which such Person is required to, or may, at the option of any other Person, become obligated to, redeem, repurchase or retire (other than those set forth in Section 6.01(b)(i) of the Company Disclosure Schedule); (vi) all Debt of others secured by a Lien on any asset of such Person (provided that the amount of such Debt does not exceed the fair market value of the asset securing such Lien); and (vii) all Debt of others guaranteed by such Person; provided, however, that Debt shall not include any such obligations existing between or among the Company, on the one hand, and one or more of its Subsidiaries, on the other hand, or between or among two or more of the Company's Subsidiaries.

        "Defaulting Purchaser's Proportional Share" means if the Defaulting Purchasers are any Comcast Parties, 57.45% or, if the Defaulting Purchaser is Liberty, 42.55%.

        "Determination Date" means July 3, 2003.

        "Distributor" means any owner or operator of a Covered System.

        "EC Merger Regulation" means Council Regulation No. 4064/89/EEC of the European Community, as amended.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Law" means any statute, law, ordinance, rule, regulation, registration, permit, order, license, decree or judgment, including any of the foregoing as they relate to Tax.

        "Legal Proceeding" means any private or governmental action, suit, complaint, arbitration, legal or administrative proceeding or investigation.

        "Liberty" means Liberty Media Corporation and any successor (by merger, consolidation, sale of all or substantially all of its business or assets or otherwise) to all or substantially all of its business and assets.

        "Lien" means any lien, mortgage, pledge, security interest, encumbrance or other similar security arrangement which grants to any Person any security interest.

        "Market Capitalization" means the sum of (i) the product of the Average Series A Price and the aggregate number of outstanding shares of Liberty Series A Common Stock as of May 31, 2003, excluding (x) shares of Liberty Series A Common Stock issuable in respect of outstanding securities convertible into or exercisable or exchangeable for shares of Liberty Series A Common Stock and (y) without duplication, shares of Liberty Series A Common Stock issuable upon conversion of outstanding shares of Liberty Series B Common Stock, and (ii) the product of the Average Series B Price and the aggregate number of outstanding shares of Liberty Series B Common Stock as of May 31, 2003, excluding shares of Liberty Series B Common Stock issuable in respect of outstanding securities convertible into or exercisable or exchangeable for shares of Liberty Series B Common Stock.

        "Material Adverse Effect" with respect to any Person other than the Company means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole.

        "Material Employment Arrangement" means any agreement or other arrangement that provides to an officer or employee of the Company or any of its Subsidiaries (which, for purposes of this definition, includes the Person named in Section 1.01 of the Company Disclosure Schedule) (i) an annual base salary in excess of $300,000, (ii) a stated term of employment that expires on or after June 30, 2005 and is not terminable by the Company or any of its Subsidiaries without severance payments that exceed one calendar year following termination, (iii) any other payments, including contingent, severance or other termination benefits or payments which benefits or payments are payable for longer than one calendar year following the day upon which such Person's services are terminated, or (iv) the right to accelerate such Person's benefits or terminate such Person's employment services thereunder as a result of the Transactions, other than in connection with any actions taken by Purchaser following the Closing.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

        "Proposed Comcast Affiliation Agreement" means the affiliation agreement attached hereto as Exhibit A.

        "Proposed Merger Subsidiary" means each Seller Subsidiary that may become a party to a Subsidiary Merger Agreement pursuant to Sections 2.02(b) and 7.05, each of which is named in Section 3.07 of the Seller Disclosure Schedule.

        "Purchaser Commission Filings" means all reports, registration statements, definitive proxy statements and other documents (including exhibits and in each case together with all amendments thereto) filed by Purchaser (including any predecessors of Purchaser) with the Commission since December 31, 2001.

        "Purchaser Disclosure Schedule" means the disclosure schedules of Purchaser attached as Attachment B to this Agreement.

        "Purchaser Note" means (a) if Liberty is Purchaser, a global note in the form attached as Exhibit A to Exhibit 99.7.c.3 to Liberty's Current Report on Form 8-K, as filed with the Commission on December 3, 2001, or a certificated note bearing substantially similar terms, which note will be issued under the Indenture, dated as of July 7, 1999, as supplemented through the date hereof, between Liberty as Issuer and The Bank of New York, as trustee, or (b) if any Comcast Party is Purchaser, a global note of Comcast in the form attached as Exhibit 4.7 to Comcast's Registration Statement on Form S-3 (File No. 333-10186104), filed with the Commission on December 16, 2002, which global note will be issued under the Indenture, dated as of January 7, 2003, as supplemented through the date hereof, between Comcast as Issuer and The Bank of New York, as trustee; provided, however, that any such Purchaser Note shall (i) represent the applicable principal amount determined hereunder; (ii) include the applicable CUSIP number; (iii) bear interest at a rate per annum equal to LIBOR for the related Interest Period plus the Margin, payable on the last day of each Interest Period applicable thereto; and (iv) be redeemable, in whole or in part, by Purchaser at any time or from time to time prior to the Maturity Date, at a prepayment amount equal to (A) the greater of (x) 100% of the principal amount to be prepaid and (y) the sum of the present values of the remaining scheduled payments of the principal amount to be prepaid and interest thereon (assuming that LIBOR through the Maturity Date would remain constant as of the prepayment date), exclusive of accrued but unpaid interest to the date of prepayment, discounted to the prepayment date on a bond-equivalent yield basis (assuming a 360-day year consisting of twelve 30-day months) and at a rate per annum equal to LIBOR as of the prepayment date plus 25 basis points (.25%), plus in each case accrued and unpaid interest thereon to the date of prepayment, or (B) if the Purchaser Note is then held directly or indirectly by Comcast or an Affiliate of Comcast, 100% of the principal amount to be prepaid, plus accrued and unpaid interest thereon to the date of prepayment; and further, provided, that, in the case of any amounts of principal or interest for which the Purchaser has failed to make payment when due, the Purchaser shall pay interest, on demand by the lender, at a rate per annum equal to the sum of 2% plus the higher for any day of (A) the interest rate applicable to such Purchaser Note at the time at which such payment was due and not paid and (B) the sum of the Prime Rate for such day and the Margin. The following terms have the meanings ascribed thereto for purposes of the Purchaser Note:

          (i)    "Maturity Date" means the third anniversary of the date of the Purchaser Note, or, if such day is not a Business Day, the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day.

          (ii)   "LIBOR" means, for any Interest Period, a rate determined at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period (for any Interest Period, the "determination time") on the following basis: (A) the rate appearing on Telerate Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at the determination time as the rate for dollar deposits with a maturity comparable to such Interest Period and (B) if such rate is not available at such time for any reason, then the arithmetic mean (rounded upward, if necessary, to the nearest 1/16 of 1%) of the offered rates for deposits in U.S. dollars, for a period comparable to such Interest Period and in an amount approximately equal to the principal amount of the Purchaser Note, quoted at the determination time, as such rates appear on the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the "LIBO" page on that service for the purpose of displaying London interbank offered rates of major banks). If neither rate is available at such time for any reason, then "LIBOR" with respect to such Interest Period shall be the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of JPMorgan Chase Bank at the determination time.

          (iii)  "Margin" means (A) if any Comcast Party is Purchaser, 1.25%, or (B) if Liberty is the Purchaser, 1.50%; provided, however, that from the date hereof until the Maturity Date in the event that either of Moody's or S&P shall publicly announce a change (whether upwards or downwards) in the senior unsecured debt rating of the Purchaser, the Margin shall be adjusted as follows: an increase or decrease, as the case may be, of 25 basis points for each change in rating category (commonly referred to as each "notch") by each of Moody's and S&P provided, further, that any such rating change which results in the Purchaser either ceasing to be investment grade or ceasing to be non-investment grade shall (in lieu of a 25 basis point change) result in an increase or decrease, as the case may be, of 37.5 basis points. Notwithstanding the provisos in the immediately preceding sentence: (A) any upwards rating change shall only effect a change in the Margin to the extent of any previous change in Margin resulting from a downgrade, and (B) in the event the Purchaser Note is transferred by a Seller Party to any third party (other than a wholly owned subsidiary of Comcast) the Margin shall be fixed for the remaining term of the Purchaser Note at the Margin in effect immediately prior to the transfer.

          (iv)  "Interest Period" means the period beginning (A) on the date of the Purchaser Note, in the case of the first Interest Period, or (B) on the last day of the immediately preceding Interest Period, for any subsequent Interest Period, and ending on the numerically corresponding day in the 3rd calendar month after such first day; provided that if an Interest Period would otherwise end (x) on a day which is not a Business Day, it shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day and (y) after the Maturity Date, it shall end on the Maturity Date.

          (v)   "Moody's" means Moody's Investors Service, Inc. or any successor rating agency.

          (vi)  "S&P" means Standard & Poor's Ratings Group or any successor rating agency.

          (vii) "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

        Any Purchaser Note shall be a "Registrable Security" as defined in the Registration Rights Agreement.

        "Purchaser Qualifying Securities" means (x) if any Comcast Party is Purchaser, Comcast Class A Common Stock, par value $1.00 per share, or Comcast Class A Special Common Stock, par value $1.00 per share, as determined by Comcast Parties in their sole discretion (prior to the filing of the Registration Statement with the Commission) and (y) if Liberty is the Purchaser, the Liberty Series A Common Stock; provided, that each such class or series of common stock proposed to be issued as

Purchaser Qualifying Securities is at all times during the period commencing 20 Business Days prior to the date of the Buy-Sell Procedures Agreement through the date of issuance, listed or traded on a national securities exchange or quoted on an interdealer quotation system, and during such period no action has been announced or taken or is threatened or pending to delist such class or series of common stock therefrom or to cause such class or series of common stock to not trade thereon. The number and type of Purchaser Qualifying Securities will be subject to adjustment in accordance with Section 2.03.

        "Purchaser Subsidiary" means a limited liability company formed under the Laws of any state of the United States which is wholly owned directly by Purchaser (or if any Comcast Party is Purchaser, Comcast) and classified as a disregarded entity (within the meaning of Section 301.7701-3(b)(ii) of the Treasury Regulations) for U.S. federal income tax purposes.

        "QVC Service" means the Company's primary home shopping television service.

        "Registration Rights Agreement" means the amended and restated registration rights agreement attached hereto as Exhibit B.

        "Regulatory Defaulting Purchaser's Proportional Share" means if the Regulatory Defaulting Purchaser is a Comcast Party, 57.45%, or, if the Regulatory Defaulting Purchaser is Liberty, 42.55%.

        "Required Governmental Consents" means (i) expiration or earlier termination of the waiting period under the HSR Act and (ii) the Governmental Authority Consents described in Section 4.02 of the Purchaser Disclosure Schedule as "material consents."

        "Seller Company Securities" means (x) if Comcast Parties are Seller Parties 2,879,026 shares of Common Stock and 21,304 Company Options, which constitute all of the Company Securities directly or indirectly owned by Seller Parties, Seller Subsidiaries and by Subject Holders, and (y) if Liberty is Seller 2,127,670 shares of Common Stock and 20,742 Company Options, which constitute all of the Company Securities directly or indirectly owned by Seller Parties, Seller Subsidiaries and by Subject Holders.

        "Seller Disclosure Schedule" means the disclosure schedules of Seller Parties attached as Attachment C to this Agreement.

        "Seller Merger Company Securities" means any Seller Company Securities owned by Seller Subsidiaries which are to be merged with and into Purchaser or any Purchaser Subsidiary pursuant to a 368 Reorganization.

        "Seller Proportional Share" means, if Comcast Parties are Seller Parties, 57.45%, or, if Seller is Liberty, 42.55%.

        "Seller Sale Company Securities" means any Seller Company Securities directly or indirectly owned by Seller Parties, Seller Subsidiaries or by Subject Holders, other than Seller Merger Company Securities.

        "Seller Subsidiary" means the Subsidiaries of Seller Parties listed in Section 1.01 of the Seller Disclosure Schedule.

        "Stock Plan" means the Company's 1995 Stock Option and Stock Appreciation Rights Plan, including any amendments thereto.

        "Stock Price Calculation Days" means, with respect to the calculation of an average Closing Price for any security, the ten (10) randomly selected trading days during the twenty (20) consecutive trading days ending on the trading day immediately prior to the date of the Buy-Sell Procedures Agreement (such random selection shall be done by lot by representatives of Seller Parties and Purchaser on the second trading day following the date of the Buy-Sell Procedures Agreement (the "Pricing Date")). Any such average Closing Price so calculated hereunder shall be appropriately adjusted to reflect the effect of any dividends, distributions, stock splits, reverse stock splits, stock dividends and any other similar events (including the announcement thereof or the record or ex trading date therefor) affecting the security with respect to which such average Closing Price is being calculated during such twenty (20) trading day period.

        "Stockholders Agreement" means the Amended and Restated Stockholders Agreement, dated as of February 9, 1995, among CHC, Comcast QVC, QVC Programming Holdings, Inc., Liberty, QVC Investment, Inc., and Liberty QVC, Inc., as such agreement was in effect prior to the execution of the Buy-Sell Procedures Agreement.

        "Subject Company Securities" means all Company Securities owned or held by Subject Holders.

        "Subject Holder" means each present or former (since February 15, 1995) director, officer or employee (whether full-time or part-time) of CHC, either Seller Party (or any predecessor of CHC or either Seller Party) or any Subsidiary of either Seller Party (other than the Company and its Subsidiaries), including any member of any such Person's immediate family, or any transferee of such Person, in each case, who owns or holds Company Securities. For purposes of clarification, any Person who is or was a director, officer or employee of CHC, either Seller Party or their respective Subsidiaries (other than the Company and its Subsidiaries) and is or was a director, officer or employee of the Company or any of its Subsidiaries will be a Subject Holder. Notwithstanding the foregoing, any individual set forth in Section 1.01 of the Company Disclosure Schedule is not a Subject Holder and the Company Securities listed opposite such Person's name on Section 1.01 of the Company's Disclosure Schedule shall not be Subject Company Securities.

        "Subsequent Proposed Affiliation Agreement" means the affiliation agreement attached hereto as Exhibit C.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

        "Tax Sharing Agreements" means all existing agreements or arrangements (whether or not written) that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's Tax liability.

        "Transaction Agreements" means the Registration Rights Agreement, each Subsidiary Merger Agreement, any Purchaser Note, the Buy-Sell Procedures Agreement and the Proposed Comcast Affiliation Agreement.

        "Transactions" means the transactions contemplated hereby and by the Transaction Agreements (other than the performance of the applicable parties' obligations under the Proposed Comcast Affiliation Agreement).

        "Treasury Regulations" shall mean the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

        Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

  (b)
  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
368 Reorganization	2.02	(b)
Affiliate Transaction	11.02
Amendment Date	10.02	(b)
Broker	3.06
Broker Fees	3.06
Closing	2.02	(a)
Company	Introduction
Company Shareholders Agreement	5.05	(h)
Company Subsidiary Securities	5.06	(b)
Consents	3.02
Consideration Notice	7.05	(a)
Consideration Notice Date	7.05	(a)
D&O Insurance	9.04
Damages	9.02	(a)
Default Purchase Price	10.02	(b)
Defaulting Purchaser	10.02	(b)
Designated Subsidiaries	7.05	(d)
Determination Date	7.05	(a)
DOJ	7.01	(c)
Employee Plans	5.14	(a)
Employee Shares	5.05	(h)
Filings	3.02
Financial Statements	5.07
FTC	7.01	(c)
GAAP	4.04
Governmental Authority	3.02
Indemnified Party	9.03	(a)
Indemnifying Party	9.03	(a)
Interim Balance Sheet	5.07
Interim Balance Sheet Date	5.07

ITH	7.08	(a)
Material Carriage Agreements	5.18
Material Contracts	5.15	(a)
Merger Consideration	2.01	(b)
Non-Reorganization Purchase Price	2.01	(b)
PBGC	5.14	(b)
Purchase Price	2.01	(b)
Purchaser	Introduction
Purchaser Notice	7.05	(c)
Purchaser Notice Date	7.05	(c)
Registration Statement	7.09
Regulatory Amendment Date	10.02	(d)
Regulatory Default Purchase Price	10.02	(d)
Regulatory Defaulting Purchaser	10.02	(d)
Returns	3.07
Seller	Introduction
Seller Parties	Introduction
Seller Notice	7.05	(c)
Seller Notice Date	7.05	(c)
Seller Structure Notice Date	2.02	(c)
Seller Subsidiary	2.02	(b)
Seller Subsidiary Securities	3.04	(e)
Seller Termination Date	10.01	(b)
Subject Company Options	7.10
Subsequent Exit Right	10.02	(a)
Subsidiary Merger Agreement	2.02	(b)
Term Sheet	7.08	(a)
Title IV Plan	5.14	(b)
Voting Debt	5.05	(b)
Warranty Breach	9.02	(a)

ARTICLE 2
PURCHASE AND SALE

        Section 2.01.    Purchase and Sale.    (a) Upon the terms and subject to the conditions of this Agreement, (x) Seller Parties agree, jointly and severally, to (i) sell, or cause to be sold to Purchaser or Purchaser Subsidiary, the Seller Sale Company Securities at the Closing as provided in Section 2.02(a) and (ii) cause any Seller Subsidiary to be acquired by Purchaser or Purchaser Subsidiary pursuant to a 368 Reorganization to be merged with and into Purchaser or Purchaser Subsidiary, as applicable, as provided in Section 2.02(b) and in accordance with the terms of any applicable Subsidiary Merger Agreement and (y) Purchaser agrees to, and agrees to cause Purchaser Subsidiary to, (i) purchase and acquire from Seller Parties or any Seller Subsidiary the Seller Sale Company Securities at the Closing as provided in Section 2.02(a) and (ii) acquire from any Seller Subsidiary the Seller Merger Company Securities pursuant to a 368 Reorganization as provided in Section 2.02(b) hereof and in accordance with the terms of the Subsidiary Merger Agreement.

        (b)    The aggregate purchase price for the Seller Company Securities (the "Purchase Price") is the Seller Proportional Share of the Company Value. The Purchase Price shall be composed of: (i) the purchase price for the Seller Sale Company Securities (the "Non-Reorganization Purchase Price"); and

(ii) merger consideration received in any merger of a Seller Subsidiary with and into Purchaser or a Purchaser Subsidiary pursuant to a 368 Reorganization (the "Merger Consideration").

        Section 2.02.    Closing.    (a) The closing (the "Closing") of the purchase and sale of the Seller Sale Company Securities and the consummation of any 368 Reorganization hereunder shall take place simultaneously at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than five Business Days, after satisfaction of the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied and are in fact satisfied at the Closing), or at such other time or place as Purchaser and Seller Parties may agree. At the Closing:

          (i)    The portions of the Non-Reorganization Purchase Price to be paid in cash, Purchaser Qualifying Securities and/or Purchaser Notes will be delivered by Purchaser to Seller as follows:

            (A)    any Cash Consideration to be paid in respect of Seller Sale Company Securities will be paid in immediately available funds by wire transfer to an account of Seller with a bank in New York City designated by Seller, by notice to Purchaser, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount);

            (B)    one or more certificates representing any portion of the Non-Reorganization Purchase Price to be paid in Purchaser Qualifying Securities, registered in the name of Seller or Seller's permitted assignee; and

            (C)    a Purchaser Note representing any portion of the Non-Reorganization Purchase Price, registered in the name of Seller or Seller's permitted assignee.

          (ii)    Seller Parties shall deliver to Purchaser certificates for any Seller Sale Company Securities duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

        (b)    Subject to the provisions of Section 7.05(c), at the request of Seller Parties, Seller Parties and Purchaser agree to use their respective reasonable best efforts to cause those Seller Subsidiaries holding Seller Company Securities immediately prior to the Closing to be acquired by Purchaser or Purchaser Subsidiary, pursuant to one or more transactions qualifying as a reorganization within the meaning of Section 368 of the Code (each a "368 Reorganization"). Each such 368 Reorganization shall be effected at the Closing utilizing a combination of one or more of the following as requested by Seller Parties (subject to Section 7.05): (i) Purchaser Qualifying Securities; (ii) cash; and (iii) Purchaser Notes. Each 368 Reorganization will be accomplished pursuant to an agreement and plan of merger substantially in the form of Exhibit D hereto (each, a "Subsidiary Merger Agreement"). Each Seller Subsidiary that will be acquired by Purchaser or Purchaser Subsidiary pursuant to a 368 Reorganization will immediately prior to the Closing enter into a separate Subsidiary Merger Agreement with Purchaser or Purchaser Subsidiary, and the closing of the transactions contemplated by each such Subsidiary Merger Agreement will be consummated simultaneously with the Closing hereunder. The Merger Consideration will be delivered at the Closing to the stockholders of each Seller Subsidiary being acquired in a 368 Reorganization.

        (c)    If Seller Parties elect to utilize one or more 368 Reorganizations, Seller Parties will provide a notice (containing the information specified in Section 7.05(d)) to Purchaser within five Business Days after the Purchaser Notice Date, unless Purchaser has not delivered a Purchaser Notice, in which case within fifteen Business Days after the Consideration Notice Date (the "Seller Structure Notice Date"). Seller Parties will take such actions as are necessary prior to the Closing Date to cause the Seller Subsidiaries to own at the Closing the number of Seller Merger Company Securities as are specified in such notice. The allocation between Seller Company Securities to be acquired by Purchaser or

Purchaser Subsidiary in the purchase and sale transaction and Seller Company Securities to be acquired by Purchaser or Purchaser Subsidiary in any 368 Reorganizations, will be made by Seller Parties in accordance with Section 7.05.

        Section 2.03.    Adjustment to Number and Type of Purchaser Qualifying Securities.    If, between the date of the Buy-Sell Procedures Agreement and the Closing Date, any change in the outstanding shares of any class of Purchaser Qualifying Securities shall occur, including by reason of any reclassification, recapitalization, stock split or combination, dividend (including stock dividends) or distribution, exchange or readjustment of shares, or any reclassification, recapitalization, stock split or combination, dividend (including stock dividends) or distribution, exchange or readjustment of shares, with a record date during such period, the number and type of Purchaser Qualifying Securities deliverable pursuant to this Agreement and any 368 Reorganization shall be appropriately adjusted.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

        Seller Parties jointly and severally represent and warrant to Purchaser that:

        Section 3.01.    Corporate Existence and Power; Corporate Authorization.    Each Seller Party and each Seller Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each Seller Party has the full power and authority to (a) execute and deliver this Agreement and each Transaction Agreement to which it is a party, and (b) sell, transfer and assign to Purchaser or Purchaser Subsidiary all of its right, title and interest in and to all Seller Company Securities (except that so long as Seller Parties have full power and authority to so sell, transfer and assign the Subject Company Securities as of the Closing Date it shall not be a breach of this representation in the event Seller Parties do not have such full power and authority on and as of the date hereof). Each Seller Subsidiary has the full power and authority to (i) execute and deliver each Transaction Agreement to which it is a party, and (ii) sell, transfer and assign to Purchaser or Purchaser Subsidiary all of its right, title and interest in and to any Seller Company Securities it holds. The execution, delivery and performance by each Seller Party of this Agreement and by each Seller Party and each Seller Subsidiary of each Transaction Agreement to which it is a party, and the consummation by each Seller Party and each Seller Subsidiary of the Transactions are within each Seller Party's and such Seller Subsidiary's corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each Seller Party and constitutes a valid, binding and enforceable agreement of each Seller Party. Each other Transaction Agreement, when executed and delivered by each Seller Party or a Seller Subsidiary in accordance with this Agreement, will be duly executed and delivered by it and will constitute a valid, binding and enforceable agreement of each Seller Party or such Seller Subsidiary, as applicable. Comcast QVC is and at all times from the date hereof through the Closing will be a wholly owned Subsidiary of Comcast.

        Section 3.02.    No Consents or Approvals.    The execution, delivery and performance by each Seller Party of this Agreement and the consummation of the Transactions by each Seller Party and the Seller Subsidiaries will not require either Seller Party or any Seller Subsidiary to obtain any consent, approval, order, permit, license or authorization (collectively, "Consents") under any Law or any Contract to which either Seller Party, the Seller Subsidiaries or any of their respective Affiliates is a party or by which any of the assets or properties of each Seller Party, the Seller Subsidiaries or any of their respective Affiliates is bound or make or file any requisite registration, qualification, declaration or other statement (collectively, "Filings") with any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign or supranational (each, a "Governmental Authority" and collectively, "Governmental Authorities"), except for (i) the filing of the certificate(s) of merger pursuant to any Subsidiary Merger Agreement(s), (ii) the Consents and Filings with

Governmental Authorities set forth in Section 3.02 of the Seller Disclosure Schedule, (iii) compliance with the HSR Act to the extent applicable, (iv) such Consents as have previously been obtained, or such Filings as have previously been made, and, in each case, which are in full force and effect as of the Closing Date, or (v) those Consents required to be obtained or Filings required to be made by Purchaser, Purchaser Subsidiary or the Company in connection with the Transactions; provided, however, that the foregoing representation made with respect to Consents required by Law and Filings made or required to be made with any Governmental Authority is being provided by Seller Parties based upon applicable information provided to them by the Company.

        Section 3.03.    Litigation.    There is no Legal Proceeding pending against either Seller Party, any Seller Subsidiary, any of their respective Affiliates or any of their respective properties before any Governmental Authority relating to the Transactions, and there is no provision of any Law applicable to either Seller Party, any Seller Subsidiary or any of their respective Affiliates and no judgment, injunction, order or decree applicable to or by which either Seller Party, any Seller Subsidiary or any of their respective Affiliates is bound which prohibits the consummation of the Transactions.

        Section 3.04.    Ownership of Company Securities; Certain Seller Subsidiary Matters.    (a) Other than the Seller Company Securities owned or held by Seller Parties, any Seller Subsidiary and the Subject Holders listed in Section 3.04 of the Seller Disclosure Schedule, none of Seller Parties, any of their Affiliates or any Subject Holder owns, directly or indirectly, any Company Securities (or any interest in any Company Securities).

        (b)    Seller Parties or the Seller Subsidiaries have (or, in the case of Subject Company Securities, have the right to acquire) good and valid title to all of the Seller Company Securities set forth opposite their respective names in Section 3.04 of the Seller Disclosure Schedule, free and clear of any Lien (other than any Lien arising pursuant to this Agreement, the Stockholders Agreement or the Company Shareholders Agreement).

        (c)    Except as set forth in Section 3.04(c) of the Seller Disclosure Schedules, the assets of the Seller Subsidiaries consist solely of (i) Seller Company Securities or (ii) shares of capital stock of a Seller Subsidiary. On the Closing Date, the assets of each Designated Subsidiary shall consist solely of Seller Company Securities. No Proposed Merger Subsidiary has any liabilities of any kind whatsoever, whether absolute, or contingent, mature or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, other than (A) any obligations arising hereunder or under the Transaction Agreements, (B) liabilities that are immaterial and (C) liabilities that result from a breach by Purchaser, Purchaser Subsidiary or any of their respective Affiliates of any of their representations, warranties and covenants contained in any Subsidiary Merger Agreement. Except with respect to matters relating to the formation of such Proposed Merger Subsidiary and except as set forth in Section 3.04 of the Seller Disclosure Schedule, no Proposed Merger Subsidiary has engaged in any business activities other than (I) holding (x) the Seller Merger Company Securities and/or (y) shares of capital stock of another Seller Subsidiary and (II) the Transactions, including the execution and delivery of any Transaction Agreements to which it is a party. On the Closing Date, each Designated Subsidiary will not be engaged in any business activity other than holding Seller Merger Company Securities and the Transactions including the execution and delivery of any Transaction Agreement to which it is a party.

        (d)    Each Seller Subsidiary is in compliance in all material respects with all applicable Laws in respect of the conduct of its business and ownership, possession and maintenance of its assets.

        (e)    Seller or a direct or indirect wholly-owned Subsidiary of Seller owns of record all of the issued and outstanding shares of capital stock and voting securities of each Seller Subsidiary, free and clear of any Lien, purchase option, call or similar right (other than those arising out of this Agreement, any Transaction Agreement and the Stockholders Agreement), and all such shares and securities have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding securities or agreements or commitments of any kind to issue securities of any Seller Subsidiary or any securities which are convertible into or exercisable or exchangeable for shares of any Seller Subsidiary's capital stock or voting securities or options or other rights to acquire from any Seller Subsidiary, or other obligations of any Seller Subsidiary to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of any Seller Subsidiary (collectively the "Seller Subsidiary Securities"). There are no outstanding obligations of either Seller Party or any Subsidiary of either Seller Party to repurchase, redeem or otherwise acquire the Seller Subsidiary Securities of any Seller Subsidiary from any other Person.

        Section 3.05.    Seller Company Securities; Transferability of Title.    Immediately after the sale, transfer and assignment of the Seller Sale Company Securities and the consummation of any 368 Reorganization, Purchaser or Purchaser Subsidiary will have good title to the Seller Company Securities free and clear of all Liens or other restrictions on ownership, transfer or voting (other than any arising pursuant to this Agreement or the Company Shareholders Agreement, under the securities Laws of the United States of America or any state thereof or created by Purchaser or any of its Affiliates).

        Section 3.06.    Brokers or Finders.    No agent, broker, investment banker, financial advisor or other Person (any such Person, a "Broker") is or will be entitled, by reason of any agreement, act or statement by either Seller Party or any of their respective Subsidiaries, Affiliates, directors, officers, employees or agents, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the negotiations leading to this Agreement or the Transactions (collectively, "Broker Fees"), other than any such Broker Fees payable solely by the Seller Parties.

        Section 3.07.    Tax Representations.    (a) Filing and Payment. Except as set forth in Section 3.07(a) of the Seller Disclosure Schedule, (i) all material Tax returns, statements, reports and forms (including estimated tax or information returns and reports) (collectively, "Returns") required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of each Proposed Merger Subsidiary, have, to the extent required to be filed on or before the date hereof or the Closing Date, as applicable (taking into account any extension of time within which to file), been filed when due in accordance with all applicable Laws; (ii) as of the time of filing, the Returns were true and complete in all material respects; and (iii) all material Taxes due and payable by each Proposed Merger Subsidiary have been timely paid, or withheld and remitted to the appropriate Taxing Authority. There are no liens or security interests on any of the assets of any Proposed Merger Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax (except for Liens that arise by operation of Law for Taxes not yet due and payable).

        (b)    Procedure and Compliance. Except as set forth in Section 3.07(b) of the Seller Disclosure Schedule, there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to any Proposed Merger Subsidiary in respect of any Tax. All deficiencies or assessments asserted against any Proposed Merger Subsidiary by any Taxing Authority have been paid or fully and finally settled.

        (c)    Taxing Jurisdictions. Section 3.07(c) of the Seller Disclosure Schedule sets forth a list of all jurisdictions (whether foreign or domestic) in which each Proposed Merger Subsidiary currently files Returns.

        (d)    Tax Sharing, Consolidation and Similar Arrangements. Except as set forth in Section 3.07(d) of the Seller Disclosure Schedule, (i) no Proposed Merger Subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than one of which Comcast was the common parent; and (ii) no Proposed Merger Subsidiary has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of any Proposed Merger Subsidiary affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

        (e)    Statute of Limitations. Except as set forth in Section 3.07(e) of the Seller Disclosure Schedule, no Proposed Merger Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (f)    Section 355 Matters.    No Proposed Merger Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

        Section 3.08.    Private Placement.    If and to the extent that Seller Parties or any Seller Subsidiary shall receive any Purchaser Qualifying Securities or a Purchaser Note, as of the Company Value Delivery Date:

        (a)    Any Seller Party or any such Seller Subsidiary is acquiring such Purchaser Qualifying Securities or a Purchaser Note solely for the purpose of investment for its own account, not as a nominee or agent, and not with a view to, or for offer or sale in connection with, any distribution thereof in any transaction which would be in violation of the securities laws of the United States of America or any state thereof. No Seller Party nor any Seller Subsidiary has any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any third person with respect to any of the Purchaser Qualifying Securities or any Purchaser Note which Seller Parties or any Seller Subsidiary may receive. Seller Parties and any Seller Subsidiary understand that any Purchaser Qualifying Securities or any Purchaser Note have not been registered under the 1933 Act by reason of a specific exemption from the registration provisions of the 1933 Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein;

        (b)    Each Seller Party and each Seller Subsidiary has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in any Purchaser Qualifying Securities or any Purchaser Note which Seller Parties or any Seller Subsidiary may receive and Seller Parties and any Seller Subsidiary are capable of bearing the economic risks of such investment; and

        (c)    Seller Parties and each Seller Subsidiary understand that any Purchaser Qualifying Securities or any Purchaser Note which Seller Parties or any Seller Subsidiary may receive may not be sold, transferred to or otherwise disposed of without registration under the 1933 Act, or the availability of any exemption therefrom.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Seller Parties that:

        Section 4.01.    Corporate Existence and Power; Corporate Authorization.    Purchaser and each Purchaser Subsidiary, if any, is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction in which it is so organized or formed. Purchaser has the full power and authority to (i) execute and deliver this Agreement and each Transaction Agreement to which it is a party, (ii) purchase, acquire and accept from each Seller Party and Seller Subsidiary all of its right, title and interest in and to the Seller Company Securities, and (iii) to the extent Purchaser Qualifying Securities and/or Purchaser Notes are to be delivered at the Closing, issue, sell and deliver such Purchaser Qualifying Securities and/or issue, make and deliver such Purchaser Notes. Each Purchaser Subsidiary has the full power and authority to (a) execute and deliver each Transaction Agreement to which it is a party, and (b) purchase, acquire and accept from each Seller Party and Seller Subsidiary all of its right, title and interest in and to the Seller Company Securities. The execution, delivery and performance by Purchaser of this Agreement and by Purchaser and each Purchaser Subsidiary of each Transaction Agreement to which it is a party, and the consummation by Purchaser and each Purchaser Subsidiary of the Transactions are within Purchaser's and such Purchaser Subsidiary's corporate or limited liability company powers, as applicable, and have been duly authorized by all necessary corporate or limited liability company action. This Agreement has been duly executed and delivered by

Purchaser and constitutes a valid, binding and enforceable agreement of Purchaser. Each other Transaction Agreement, when executed and delivered by Purchaser or a Purchaser Subsidiary in accordance with this Agreement, will be duly executed and delivered by it and will constitute a valid, binding and enforceable agreement of Purchaser or such Purchaser Subsidiary, as applicable.

        Section 4.02.    No Consents or Approvals.    The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions by Purchaser and any Purchaser Subsidiary, if applicable, will not require Purchaser or any Purchaser Subsidiary to obtain (i) any Consents under any Law or (ii) any Contract to which Purchaser, Purchaser Subsidiary or any of their respective Affiliates is bound or by which any of the assets or properties of Purchaser, Purchaser Subsidiary or any of their respective Affiliates is bound or make or file any requisite Filing with any Governmental Authority, except for (i) the filing of the certificate(s) of merger pursuant to any Subsidiary Merger Agreement(s), (ii) the Consents and Filings with Governmental Authorities set forth in Section 4.02 of the Purchaser Disclosure Schedule, (iii) compliance with the HSR Act to the extent applicable, (iv) such Consents as have previously been obtained, or such Filings as have previously been made, and, in each case, which are in full force and effect as of the Closing Date, or (v) those Consents required to be obtained or Filings required to be made by Seller Parties, the Proposed Seller Subsidiaries or the Company in connection with the Transactions; provided, however, that the foregoing representation made with respect to Consents required by Law and Filings made or required to be made with any Governmental Authority is being provided by Purchaser based upon applicable information provided to it by the Company.

        Section 4.03.    Litigation.    There is no Legal Proceeding pending against Purchaser, Purchaser Subsidiary, if applicable, any of their respective Affiliates or any of their respective properties before any Governmental Authority relating to the Transactions, and there is no provision of any Law applicable to Purchaser, the Purchaser Subsidiary, if applicable, or any of their respective Affiliates and no judgment, injunction, order or decree applicable to or by which Purchaser, the Purchaser Subsidiary, if applicable, or any of their respective Affiliates is bound which prohibits the consummation of the Transactions.

        Section 4.04.    Purchaser Reports and Financial Statements.    The Purchaser Commission Filings constitute all of the documents (other than preliminary materials) that Purchaser was required to file with the Commission since December 31, 2001 to the date of this Agreement. As of their respective dates, each of the Purchaser Commission Filings complied in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the rules and regulations promulgated under each of the 1933 Act and the 1934 Act, and, at the time filed, none of the Purchaser Commission Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission, the financial statements included in the Purchaser Commission Filings were prepared in accordance with accounting principles generally accepted in the United States ("GAAP") consistently applied (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present the consolidated financial position of the Purchaser and its consolidated cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments.

        Section 4.05.    Capital Stock.    If Purchaser Qualifying Securities constitute all or a portion of the Purchase Price, the authorized capital stock of Purchaser conforms as to legal matters to the description thereof contained in (a) the Registration Statement on Form S-4 of Comcast filed on May 14, 2002, as amended or supplemented to the date hereof, in the event that any Comcast Party is Purchaser, or (b) the Registration Statement on Form 8-A, of Liberty filed on July 24, 2001, as amended or supplemented to the date hereof, in the event that Liberty is the Purchaser. If Purchaser Qualifying Securities constitute all or a portion of the Purchase Price, Section 4.05 of the Purchaser

Disclosure Schedule sets forth a true and correct statement of the authorized shares of each class or series of capital stock of the Purchaser, the number of shares outstanding of each such class or series as of May 31, 2003, and the number of shares of each class or series of capital stock issuable upon the exercise, exchange or conversion of outstanding rights, warrants, or convertible or exchangeable securities which are exercisable or exchangeable for, or convertible into, capital stock of Purchaser.

        Section 4.06.    Share Authorization; Ownership.    (a) Any Purchaser Qualifying Securities have been duly authorized and, if and when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any Liens and any issuance of such Purchaser Qualifying Securities will not be subject to any preemptive or similar rights.

        (b)    Purchaser will transfer and deliver to Seller Parties and Seller Subsidiaries at the Closing valid title to any and all of the Purchaser Qualifying Securities free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Purchaser Qualifying Securities other than restrictions arising under the Registration Rights Agreement and applicable Law).

        Section 4.07.    Private Placement.    (a) Purchaser and any Purchaser Subsidiary are acquiring the Seller Company Securities solely for the purpose of investment for their own account, not as a nominee or agent, and not with a view to, or for offer or sale in connection with, any distribution thereof in any transaction which would be in violation of the securities Laws of the United States of America or any state thereof. Neither Purchaser nor any Purchaser Subsidiary has any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any other Person with respect to any of the Seller Company Securities.

        (b)    Purchaser and any Purchaser Subsidiary have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in the Company and Purchaser and any Purchaser Subsidiary are capable of bearing the economic risks of such investment.

        (c)    Purchaser and any Purchaser Subsidiary understand that the Seller Company Securities may not be sold, transferred to or otherwise disposed of without registration under the 1933 Act, or the availability of an exemption therefrom. Purchaser and any Purchaser Subsidiary understand that the Company is under no obligation to register the Seller Company Securities delivered hereunder.

        Section 4.08.    Material Change.    If Purchaser Qualifying Securities or a Purchaser Note constitute all or a portion of the Purchase Price, since March 31, 2003, there has not been any change, event or circumstance which, when taken individually or together with all other changes, events or circumstances since that date, has had or could reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole (excluding the Company and its Subsidiaries).

        Section 4.09.    Brokers or Finders.    No Broker is or will be entitled, by reason of any agreement, act or statement by Purchaser or its Subsidiaries, Affiliates, directors, officers, employees or agents, to any Broker Fees, other than any such Broker Fees payable solely by Purchaser.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Purchaser that:

        Section 5.01.    Corporate Existence and Power.    The Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate powers and all Consents required under any Law to own, lease and operate its properties and to carry on its business as now conducted, except for those Consents the absence of which has not had and could not reasonably be expected to have, individually or in the aggregate, a Company

Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where the failure to be so qualified or in good standing has not had or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 5.02.    Corporate Authorization.    The Company has the full power and authority to (i) execute and deliver this Agreement and each other Transaction Agreement to which it is a party, and (ii) consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and each other Transaction Agreement to which it is a party and the consummation by the Company of the Transactions are within the Company's corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes a valid, binding and enforceable agreement of the Company. Each other Transaction Agreement, when executed and delivered by the Company in accordance with this Agreement, will be duly executed and delivered by it and will constitute a valid, binding and enforceable agreement of the Company.

        Section 5.03.    No Consents or Approvals.    Except as set forth in Section 5.03 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions by the Company will not require the Company to obtain any Consents under any Law or any Contract to which the Company or any of its Subsidiaries is a party or by which any of the assets or properties of the Company or any of its Subsidiaries is bound or make or file any requisite Filing with any Governmental Authority, except for (i) such Consents as have previously been obtained or such Filings as have previously been made and are in full force and effect as of the Closing Date, (ii) any Filings to be made in compliance with any applicable requirements of the securities Laws of the United States of America or any state thereof and any other applicable securities or takeover Laws, whether state or foreign, (iii) any Consents or Filings the absence of which has not had or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially to impair the ability of the Company to consummate the Transactions, or (iv) those Consents required to be obtained or Filings required to be made by Seller Parties or Purchaser in connection with the Transactions.

        Section 5.04.    Non-Contravention.    The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable Law, (iii) require any action by any Person (other than the delivery of a Consent) under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of the assets or properties of the Company or any of its Subsidiaries is bound, or (iv) assuming the accuracy of Section 5.03, result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such failures to take any other such action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in (iii) and (iv) which have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to consummate the Transactions.

        Section 5.05.    Capitalization.    (a) The authorized capital stock of the Company consists solely of 5,406,085 shares of Common Stock. As of the date hereof, (i) 5,092,736 shares of Common Stock were issued and outstanding and (ii) 221,368 shares of Common Stock are deliverable upon the exercise of outstanding Company Options (and in the case of the Person named in Section 1.01 of the Company

Disclosure Schedule shares are deliverable pursuant to such Person's Contract and rights set forth therein). All outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and nonassessable, and are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of the securities Laws of the United States. All shares of Common Stock that may be issued pursuant to outstanding Company Options, when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to and will not be issued in violation of any preemptive rights and will not be issued in violation of the securities Laws of the United States.

        (b)    There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries that have the right to vote (or that are or, after the passage of time, may be convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote ("Voting Debt").

        (c)    Section 5.05(c) of the Company Disclosure Schedule includes a true and complete list, as of the date hereof, of all outstanding Company Options showing for each Company Option the following: (i) the holder thereof, (ii) the date of issuance, (iii) the expiration date, (iv) the exercise price, (v) the number of shares of Common Stock covered thereby and (vi) the vesting schedule for such Company Option. Prior to the date hereof, the Company has caused to be delivered to Seller Parties and Purchaser true and complete copies of the Stock Plan and the form of stock option agreement relating to each of the Company Options, which collectively contain all of the terms, conditions, provisions, agreements, obligations and undertakings of the Company with respect to the Company Options.

        (d)    Except as set forth in Section 5.05(d) of the Company Disclosure Schedule, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character to or by which the Company or any of its Subsidiaries is a party or is bound that, directly or indirectly, obligate the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any additional shares of Common Stock or any other capital stock, equity interest or Voting Debt of the Company or any of its Subsidiaries, any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call or right.

        (e)    Except as set forth in Section 5.05(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary thereof is subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any shares of its capital stock or other equity interests.

        (f)    Except as set forth in Section 5.05(f) of the Company Disclosure Schedule, since the close of business on the Interim Balance Sheet Date, no shares of capital stock of the Company have been issued or have been transferred from the Company's treasury, except shares of Common Stock issued upon the exercise, in accordance with their terms, of Company Options outstanding at the close of business on such date.

        (g)    Except for the Stock Plan and as set forth in Section 5.05(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has adopted, authorized or assumed any plans, arrangements or practices for the benefit of their respective officers, employees, directors or any other Persons, that require or permit the issuance, sale, purchase or grant of any capital stock, other equity interests or Voting Debt of the Company or any of its Subsidiaries, any other securities convertible into, or exercisable or exchangeable for, any such capital stock, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights.

        (h)    Except as set forth on Section 5.05(h) of the Company Disclosure Schedule, other than shares of Common Stock owned, directly or indirectly, by Purchaser and its Subsidiaries, Seller Parties

and the Seller Subsidiaries, or by Subject Holders, the only shares of Common Stock outstanding ("Employee Shares") are held by current or former officers, directors and employees of the Company or its Subsidiaries who are not Subject Holders. All Employee Shares are subject to the terms of the shareholders agreement among the Company, such officer, director or employee and the other parties thereto, including Liberty, Comcast and/or certain Affiliates of each of Liberty and Comcast, the form of which (as used by the Company on the date hereof) is attached hereto as Exhibit E (the "Company Shareholders Agreement"). Except as set forth in Section 5.05(h) of the Company Disclosure Schedule, all Persons owning Employee Shares have entered into a Company Shareholders Agreement.

        Section 5.06.    Subsidiaries.    (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate powers and all Consents required under any Law to own, lease and operate its properties and to carry on its business as now conducted, except for those Consents the absence of which has not had or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where the failure to be so qualified has not had or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)    Except as set forth in Section 5.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock of or other voting securities or ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except as set forth in Section 5.06(b) of the Company Disclosure Schedule, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) of this Section 5.06(b) being referred to collectively as the "Company Subsidiary Securities"), and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

        Section 5.07.    Financial Statements.    Attached as Section 5.07 of the Company Disclosure Schedule are (i) the audited balance sheets of the Company and its Subsidiaries as of December 31, 2001 and 2002, and the related audited consolidated statements of income, retained earnings and cash flows for each of the three years ended December 31, 2002 (including the notes thereto and other financial information included therein), certified in each case by Deloitte & Touche LLP, the independent certified public accountants for the Company, and (ii) the unaudited balance sheet (the "Interim Balance Sheet") of the Company and its Subsidiaries as of March 31, 2003 (the "Interim Balance Sheet Date") and the related unaudited statements of income, retained earnings and cash flows for the Company and its Subsidiaries for the period from January 1, 2003, through the Interim Balance Sheet Date, in each case prepared by or on behalf of the Company (such audited and unaudited financial statements, collectively, the "Financial Statements"). Except as provided in Schedule 5.07 of the Company Disclosure Schedule, the Financial Statements (i) conform to the books and records of the Company in all material respects, (ii) fairly present in all material respects the financial position of the Company as of the dates indicated and the results of operations, retained earnings and cash flows for the respective periods indicated, and (iii) were prepared in accordance with GAAP, consistently applied; provided that the Interim Balance Sheet and other interim statements are subject to normal, recurring year-end audit adjustments (none of which are material, individually or in the aggregate, to the Company's knowledge) and may not include all footnote disclosure required by GAAP. Except as set forth in Section 5.07 of the Company Disclosure Schedule as and to the extent reflected or reserved against in the Interim Balance Sheet or in the ordinary course of business consistent with past practices, the Company and its Subsidiaries did not as of the Interim Balance Sheet Date have any material liability or obligation of any kind, whether accrued, absolute, contingent, unliquidated or otherwise and whether due or to become due (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits). Since the Interim Balance Sheet Date, except as set forth in Section 5.07 of the Company Disclosure Schedule, the Company and its Subsidiaries have not incurred any liability or obligation of any kind, in excess of an aggregate of $5,000,000, whether accrued, absolute, contingent, unliquidated or otherwise and whether due or to become due (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), other than in the ordinary course of business consistent with past practice.

        Section 5.08.    Absence of Certain Changes.    Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and, except as disclosed in Section 5.08 of the Company Disclosure Schedule, there has not been:

        (a)    any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

        (b)    any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

        (c)    any amendment, modification, waiver or change of any term of any outstanding security of the Company or any of its Subsidiaries;

        (d)    any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any Debt, other than in the ordinary course of business consistent with past practice, the principal or face amount of which Debt so incurred, in the aggregate, does not exceed $25,000,000;

        (e)    any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

        (f)    any making of any material loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in the Company's Subsidiaries in the ordinary course of business pursuant to Contracts existing on the date hereof;

        (g)    any transaction or commitment made, or any Contract entered into, or amended or modified, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any waiver by the Company or any of its Subsidiaries of any Contract or other right, in either case, which transaction, commitment, Contract or waiver, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices;

        (h)    any change in any method of accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP;

        (i)    any (i) grant or entering into of any Material Employment Arrangement or amendment to any existing Material Employment Arrangement, including any amendment which would increase benefits payable under any existing Material Employment Arrangement, (ii) establishment, adoption or amendment (except as required by applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any officer or employee of the Company or any of its Subsidiaries or (iii) any amendment or modification of an existing employment agreement or arrangement that results in such employment agreement or arrangement becoming a Material Employment Arrangement, in each case, other than as provided for under Section 6.01(b)(v) of this Agreement;

        (j)    any modification or change to any Material Contract or any Carriage Agreement that is not a Material Contract;

        (k)    any waiver or release of any right or claim of substantial value by the Company or any of its Subsidiaries related to any Material Contract or any Carriage Agreement that is not a Material Contract;

        (l)    any payment, discharge or satisfaction of any material claim, liability or obligation by the Company or any of its Subsidiaries, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Balance Sheet or incurred since the Company Balance Sheet Date in the ordinary course of business; or

        (m)    any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

        Section 5.09.    Debt; No Undisclosed Material Liabilities.    Section 5.09 of the Company Disclosure Schedule sets forth the amount of each individual item of Debt of the Company and its Subsidiaries at the Interim Balance Sheet Date having an outstanding principal or face amount in excess of $5,000,000 and, with respect to each such item of Debt, identification of any Contract or other instrument relating to such Debt and a summary of the material terms thereof as of the date hereof. Other than those Debt items listed in Section 5.09 of the Company Disclosure Schedule, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

        (a)    liabilities or obligations disclosed and provided for in the Interim Balance Sheet or in the notes thereto; and

        (b)    liabilities or obligations incurred in the ordinary course of business since the Interim Balance Sheet Date that have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 5.10.    Compliance with Laws and Court Orders.    Except as set forth in Section 5.10 of the Company Disclosure Schedule, the Company and each of its Subsidiaries is and, since January 1, 2003 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, except for failures to comply or violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 5.11.    Litigation.    Except as disclosed in Section 5.11 of the Company Disclosure Schedule, there is no Legal Proceeding pending against, or, to the knowledge of the Company, threatened against or affecting (or any basis therefor), the Company, any of its Subsidiaries, any present or former (since February 15, 1995) officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of such Subsidiary may be liable (including as a result of indemnity obligations) or any of their respective properties before any arbitrator or before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 5.12.    Brokers or Finders.    No Broker is or will be entitled, by reason of any agreement, act or statement by the Company or its Subsidiaries, Affiliates (other than Seller Parties, Purchaser or any of their respective Affiliates), directors, officers, employees or agents, to any Broker Fees, other than any such Broker Fees payable solely by the Company.

        Section 5.13.    Tax Representations.    The Company represents and warrants to Purchaser that except for representations the breach of which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

        (a)    Filing and Payment.    Except as set forth in Section 5.13(a) of the Company Disclosure Schedule, (i) all material Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company or any of its Subsidiaries, have, to the extent required to be filed on or before the date hereof or the Closing Date, as applicable (taking into account any extension of time within which to file), been filed when due in accordance with all applicable Laws; (ii) as of the time of filing, the Returns were true and complete in all material respects; and (iii) all material Taxes due and payable by the Company or any of its Subsidiaries have been timely paid, or withheld and remitted to the appropriate Taxing Authority. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Liens that arise by operation of law for Taxes not yet due and payable).

        (b)    Financial Records.    Except as set forth in Section 5.13(b) of the Company Disclosure Schedule, (i) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover material Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books; and (ii) since the Interim Balance Sheet Date, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business.

        (c)    Procedure and Compliance.    Except as set forth in Section 5.13(c) of the Company Disclosure Schedule, (i) the income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 1998 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired; (ii) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to Company or its Subsidiaries in respect of any Tax or

Tax asset; and (iii) all deficiencies or assessments asserted against the Company or any of its Subsidiaries by any Taxing Authority have been paid or fully and finally settled.

        (d)    Tax Sharing, Consolidation and Similar Arrangements.    Except as set forth in Section 5.13(d) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired. Neither the Company nor any of its Subsidiaries is a party to, or has any rights or obligations under, any Tax Sharing Agreement other than any Tax Sharing Agreement solely among any of the Company and its wholly-owned Subsidiaries.

        (e)    Statute of Limitations.    Except as set forth in Section 5.13(e) of the Company Disclosure Schedule, the Company and its Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (f)    Section 355 Matters.    None of the Company or any of its Subsidiaries have constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

        Section 5.14.    Employee Benefit Plans.    (a) Section 5.14(a) of the Company Disclosure Schedule contains a list of each material "employee benefit plan", as defined in Section 3(3) of ERISA, each Material Employment Arrangement and each other plan or arrangement (written or oral) providing for profit-sharing, stock option or other stock related rights, other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee or former employee of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Purchaser together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Form 990, if applicable, prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans". Except as set forth in Section 5.14(a) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate of the Company has any commitment or obligation to establish or adopt any new or additional Employee Plans or to increase the benefits under any existing Employee Plan.

        (b)    Except as set forth in Section 5.14(b) of the Company Disclosure Schedule, none of the Company, any ERISA Affiliate of the Company and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or Section 412 of the Code (a "Title IV Plan"). No Title IV Plan maintained by the Company or any ERISA Affiliate of the Company has had any "accumulated funding deficiency" (as such term is defined in Section 412 of the Code), whether or not waived, as of the last day of the most recent plan year, and no unsatisfied liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred with respect to any such plan (other than with respect to premiums required pursuant to Sections 4006 and 4007 of ERISA).

        (c)    None of the Company, any ERISA Affiliate of the Company and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

        (d)    Except as set forth in Section 5.14(d) of the Company Disclosure Schedule, each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Purchaser copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

        (e)    Except as required to avoid excise tax under Section 4980B of the Code and as set forth in Section 5.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries, which benefits are payable for longer than one calendar year following such Person's employment termination or retirement date.

        (f)    Except as set forth in Section 5.14(f) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

        (g)    Except as expressly contemplated by Section 6.01(b)(v)(B) of this Agreement, no employee or former employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit (including acceleration of vesting or exercise of an incentive award), as a result of the Transactions.

        Section 5.15.    Material Contracts.    (a) Subsections (i) through (xvii) of Section 5.15(a) of the Company Disclosure Schedule contain a list of the following types of Contracts (together with the names of the other parties thereto and the date of each such Contract and each amendment, modification, change or waiver thereto), to which the Company or any of its Subsidiaries is a party (such Contracts as are required to be set forth in Section 5.15(a) of the Company Disclosure Schedule being the "Material Contracts"):

          (i)    each Material Carriage Agreement;

          (ii)    each Contract with on-air talent which requires the payment of cash consideration of more than $1,000,000, in the aggregate, over the remaining term of such Contract;

          (iii)    each Contract with vendors or suppliers to the Company or its Subsidiaries which requires any minimum amount of purchases in excess of $25,000,000 over a period specified therein, or which requires the Company or its Subsidiaries to accept goods or products from such vendor or supplier other than on a consignment basis, other than, in each case, any such Contracts which are terminable by the Company or such Subsidiary on 90 days or less notice without the payment of any consideration or penalty;

          (iv)    any purchase orders for goods with vendors or other suppliers to the Company or its Subsidiary which do not include indemnification of the Company and its Subsidiary for all costs,

  expenses and damages arising out of or related to (x) claims under products liability or similar legal theories or (y) claims relating to such products infringement of the intellectual property rights of others;

          (v)    each barter agreement having a term of more than one year;

          (vi)    each Contract not listed elsewhere in Section 5.15(a) of the Company Disclosure Schedule pursuant to which (x) the Company and its Subsidiaries paid consideration of more than $5,000,000, in the aggregate, during the Company's last calendar year and (y) cannot be cancelled by the Company or any Subsidiary on 90 days or less notice without the payment of any consideration or penalty;

          (vii)    all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party and which is likely to involve the payment by the Company and its Subsidiaries of consideration of more than $1,000,000 in the aggregate, over the remaining term of such contract;

          (viii)    all management Contracts (excluding Contracts for employment) and Contracts with other consultants involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party and which is likely to involve the payment of consideration of more than $1,000,000 in the aggregate over the remaining term of such Contract;

          (ix)    all Contracts evidencing Debt of the Company or any Subsidiary of the Company (x) where the maximum principal or face amount of Debt which may be incurred thereunder exceeds $5,000,000 in the aggregate, or (y) which has a term longer than one year.

          (x)    all Contracts with any Governmental Authority to which the Company or any Subsidiary is a party, other than Contracts (A) relating to sales tax, development and incentive agreements with local municipalities and Carriage Agreements with local municipalities or (B) involving aggregate consideration of less than $1,000,000;

          (xi)    all Contracts that limit, or purport to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

          (xii)    all Contracts or arrangements that result in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or their respective businesses (other than such contracts or arrangements entered into in the ordinary course of business consistent with past practice);

          (xiii)    all Contracts for Material Employment Arrangements;

          (xiv)    all Contracts and constituent documents relating to material joint ventures;

          (xv)    all Contracts (oral or written) relating to or providing for Affiliate Transactions (which, solely for purposes of this clause (xv), does not include any Affiliate Transaction involving or relating to any individual who is not a director or executive officer of Comcast);

          (xvi)    all material Contracts for the acquisition or lease of satellite transponders or relating to uplink arrangements; and

          (xvii)    all other Contracts, whether or not made in the ordinary course of business, which are material to the Company, or any of its Subsidiaries or to the conduct of their respective businesses, or the absence of which would individually or in the aggregate prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or the Transaction Agreements or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)    Except as would not individually or in the aggregate prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or the Transaction Agreements and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement of the Company or the applicable Subsidiary of the Company, and the Company or the applicable Subsidiary of the Company is in compliance with all of its material obligations contained therein; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and its Subsidiaries have neither received notice of nor have any knowledge of any claim of default, including any notice purporting an obligation on behalf of the Company or any of its Subsidiaries to cure a default, under any such Material Contract; and (iv) except as set forth in Section 5.15(b) of the Company Disclosure Schedule, none of the execution of this Agreement or of any Transaction Agreement to which it is a party or the consummation of the Transactions, would constitute an event of default or a default, or with notice and lapse of time would constitute a default, give rise to any right of termination, cancellation, amendment, acceleration, vesting, repurchase, prepayment or repayment or to increased payments under, or otherwise adversely affect any rights of the Company or any of its Subsidiaries under any Material Contract.

        Section 5.16.    No Investment Company.    The Company is not an "investment company" subject to the registration requirements of, or regulation as an investment company under, the Investment Company Act of 1940, as amended.

        Section 5.17.    Transactions with Certain Affiliates; Former Directors.    Except as disclosed in Section 5.17 of the Company Disclosure Schedule, (i) there are no liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and any present director, officer, employee or stockholder (or any relative, spouse, beneficiary or Affiliate of any such Person) of the Company or any of its Subsidiaries, on the other hand, (other than those arising in the ordinary course of such Person's employment by the Company or any of its Subsidiaries) and (ii) no present director, officer, employee or stockholder (or any relative, spouse, beneficiary or Affiliate of any such Person) of the Company or any of its Subsidiaries provides, causes to be provided, or has any financial interest (other than solely through such Person's equity interest in the Company or other than less than a 1% interest) in the provision of, any goods or services to the Company or any of its Subsidiaries. Set forth in Section 5.17 of the Company Disclosure Schedule is a list of each Person who has, at any time since February 15, 1995, served as and each Person who currently serves as a director of the Company.

        Section 5.18.    Carriage Agreements.    The Company has made available to Purchaser and Seller Parties true and complete copies of all Carriage Agreements pursuant to which the QVC Service was being distributed to 200,000 or more subscribers at the Company Balance Sheet Date (the "Material Carriage Agreements"). Except as set forth in Section 5.18 in the Company Disclosure Schedule, the QVC Service is being distributed in accordance with the financial and other terms set forth in each such Material Carriage Agreement, and, with respect to each such Material Carriage Agreement, no event has occurred, nor has any action been taken or failed to be taken by the Company or its Affiliates, which would be reasonably likely to entitle any Distributor to change or amend the terms upon which the QVC Service is distributed or which would constitute a default under any such Material Carriage Agreement, including but not limited to, as a result of any "most favored nations" or similar provisions set forth in any Material Carriage Agreement. The execution, delivery and performance by the Company and its Subsidiaries of the Proposed Comcast Affiliation Agreement (determined as if executed on the date of the Buy-Sell Procedures Agreement and in effect from such date to and including the Closing Date) will not violate the terms of any existing Carriage Agreement to which the Company or its Subsidiaries is a party or pursuant to which the QVC Service is distributed or entitle any Distributor or other party to any such Carriage Agreement to (a) amend or change the terms upon which it distributes the QVC Service, (b) require any additional or further payments in respect of its distribution of the QVC Service, (c) terminate such Carriage Agreement or delete the QVC Service from any of such Distributor's programming distribution, (d) require that the Company or any of its Subsidiaries enter into negotiations or discussions with such Distributor regarding amendments to such Carriage Agreement or modifications or changes to the terms upon which it distributes the QVC Service, or (e) change the channel positioning of the QVC Service or the tier of service on which the QVC Service is offered to its subscribers.

ARTICLE 6
COVENANTS OF THE COMPANY

        Section 6.01.    Conduct of the Company's Business.    (a) From the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course consistent with past practices (other than as specified herein) and shall use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees in the ordinary course of business consistent with past practice, (ii) provide notice to Liberty, no later than the fifth Business Day following the end of each calendar month, of the aggregate number of Company Options granted, the aggregate number of Company Options exercised, the aggregate number of Employee Shares issued and the aggregate number of Employee Shares reacquired by the Company, in each case, during such preceding calendar month, and (iii) not engage in any transactions or take any actions which, pursuant to Section 6.2(b) of the Stockholders Agreement, would require prior notice to or approval of Liberty without obtaining Liberty's prior approval, provided, however, that (x) notwithstanding the parenthetical references in Sections 6.2(b)(ix) and (xi)(A) of the Stockholders Agreement to Liberty's consent or approval not being unreasonably withheld, Liberty will have the right to grant or withhold its consent with respect to matters covered in such Sections 6.2(b)(ix) and (xi)(A) in its sole discretion and (y) notwithstanding the provisions of Section 6.2(b)(xi)(C) of the Stockholders Agreement, no Affiliate Transactions will be entered into or engaged in without the prior consent of Liberty, other than Affiliate Transactions set forth in Schedule 11.02(a) of the Seller Disclosure Schedule (of Comcast Parties as Seller Parties) or Schedule 11.02(a) of the Purchaser Disclosure Schedule (of Comcast Parties as Purchasers), which may continue to be engaged in upon the terms set forth in the applicable agreement referred to in such Schedule 11.02(a) (or as otherwise described in such Schedule 11.02(a) to the extent no agreement is referenced) and in a manner and in amounts consistent with past practice.

        (b)    In addition to, and without limiting the generality of the immediately preceding paragraph (a), from the date hereof until the Closing Date, the Company will not, and will not permit its Subsidiaries to, except as required or specifically contemplated by this Agreement or consented to or approved in advance by Liberty, in its sole discretion:

          (i)    (A) make any change in or amendments to its charter or bylaws or any partnership agreement or membership agreement to which it is a party; (B) issue, grant, sell or deliver any shares of its capital stock or any of its other equity interests or securities, or any securities convertible into, or options, warrants or rights of any kind to subscribe to or acquire, any shares of its capital stock or any of its other equity interests or securities, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or the entering into of any contract, agreement, commitment or arrangement with respect to the foregoing, other than (I) (x) up to an aggregate of 24,000 Company Options that may be issued under the Stock Plan (provided, however, that notwithstanding the foregoing, if the Company requests Liberty's prior consent to the issuance of more than an aggregate of 24,000 Company Options pursuant hereto, Liberty will not unreasonably withhold its prior consent; and, further provided, that no one Person may receive more than 1,500 Company Options, in the aggregate), (y) Company Options that may be issued pursuant to agreements set forth in Section 6.01(b)(i) of the Company Disclosure Schedule, or (z) in connection with the exercise and subsequent reload of the Company Options set forth in Section 6.01(b)(i) of the Company Disclosure Schedule, provided, in each case, that such issuance is made in the ordinary course of business consistent with past practices and no Company Options may be issued to a Subject Holder, and (II) issuances of Employee Shares upon exercise of Company Options outstanding on the date hereof and disclosed pursuant to this Agreement in accordance with their terms in effect on the date hereof, and issuances of capital stock or partnership or other equity interests by a direct or indirect wholly owned Subsidiary of the Company to its immediate parent; (C) split, combine or reclassify the outstanding shares of its capital stock or any of its other outstanding equity interests or securities or issue any capital stock or other equity interests or securities in exchange for any such shares or interests; (D) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or any other securities of the Company or any of its Subsidiaries other than Company Options, Employee Shares acquired by the Company from an employee of the Company or one of its Subsidiaries in the ordinary course of business consistent with past practices (and in the case of Employee Shares, following the exercise by such employee of his Company Options) and as set forth in Section 1.01 of the Company Disclosure Schedule, (E) except as contemplated by this Agreement, amend or modify any outstanding options, warrants, or rights to acquire, or securities convertible into shares of its capital stock or other equity interests or securities, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or amend or modify the Stock Plan or any Voting Debt or adopt or authorize any other stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus or similar plan, arrangement or agreement; (F) make any other changes in its capital structure or the partnership or membership structure of any of its Affiliates; (G) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, property or securities) with respect to its capital stock or other securities; (H) sell or pledge any stock, equity or partnership interest owned by it or in any Affiliate, except in the ordinary course of business; or (I) enter into or assume any Contract or modify or amend any existing Contract (other than entering into, modifying or amending any Company Shareholders Agreement or any applicable option agreements solely for the purpose of grants of Company Options made in compliance with clause (B) of this paragraph (i)) with respect to the foregoing;

          (ii)    file a petition under the Bankruptcy Act or any other insolvency law, or admit in writing its bankruptcy, insolvency or general inability to pay its debts;

          (iii)    commence or settle any litigation or arbitration which is other than in the ordinary course of business or arising in relation to this Agreement and is likely to have a material impact on the Company and its Subsidiaries, taken as a whole, other than any settlement of the action titled Liberty Media Corporation v. Comcast Corporation, et al., Civil Action No. 20220 pending in the Delaware Chancery Court;

          (iv)    enter into any Contract, except (x) any such Contract entered into in the ordinary course of business consistent with past practices and (y) the execution and delivery of which do not require Liberty's consent under this Agreement or the Stockholders Agreement, provided, that notwithstanding the foregoing, the Company and its Subsidiaries will not enter into any Contracts which would result in the Company's representation set forth in Section 5.18 ceasing to be true and correct as if made on the date of such Contract;

          (v)    (A) modify or change in any material respect any Contract, other than in the ordinary course of business consistent with past practices, provided that notwithstanding the foregoing, the Company and its Subsidiaries will not enter into any Contracts which would result in the Company's representation set forth in Section 5.18 ceasing to be true and correct; (B) except as required pursuant to binding agreements, or otherwise required by Law, enter into any new employment, consulting, severance or retirement agreement, or make any amendment or modification to any existing such agreement with any officer or employee of the Company or any of its Subsidiaries or otherwise increase compensation, bonus or other benefits payable to any officer or employee of the Company or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practices, or, in each case, except for increases, amendments or other actions that would not, in the aggregate, materially increase the compensation or benefit expense of the Company or any of its Subsidiaries, or increases, amendments or other actions that would provide "stay" bonuses for officers and employees of the Company or any of its Subsidiaries who are not Subject Holders not to exceed $5,000,000 in the aggregate; (C) terminate the employment of any of the executive officers listed on Schedule 6.01(b)(v)(C) of the Company Disclosure Schedule, other than for "cause" (as defined in the applicable employment agreement), death or disability, in each case pursuant to the applicable employment agreement; (D) establish, amend or modify in any material respect any Employee Plan, except to the extent required by any Law or the existing terms of such Employee Plan or by the provisions of this Agreement; (E) secure any of its outstanding unsecured Debt, provide additional security for any of its outstanding secured Debt or grant, create or suffer to exist any Lien on or with respect to any property, assets or rights of the Company or any of its Subsidiaries, other than pursuant to letters of credits and articles of consignment entered into in the ordinary course of business consistent with past practice (provided, that the principal or face amount outstanding or available under such letters of credit and articles of consignment does not exceed the fair market value of the property, assets or rights secured by such Lien); (F) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practices of liabilities reflected or reserved against in the Company Balance Sheet or incurred since the Company Balance Sheet Date in the ordinary course of business and consistent with past practices and scheduled repayments of indebtedness reflected on the Company Balance Sheet; (G) cancel any Debts or waive or assign any claims or rights (tangible and intangible), except in the ordinary course of business and consistent with past practices or pursuant to Section 7.11; (H) incur or assume or become obligated with respect to any item of Debt, other than in the ordinary course of business consistent with past practices including pursuant to letters of credits and articles of consignment, provided that the aggregate principal or face amount of all such Debt incurred or assumed does not exceed $25,000,000 in the aggregate; (I) accelerate the payment of, or otherwise prepay, any existing outstanding indebtedness for borrowed money except as required by any Contract to which the Company is a party or except in the ordinary course of business and consistent with past practices; (J) other than as contemplated or otherwise permitted by this Agreement and other than the customary and reasonable business expense advancement practices of the Company and its Subsidiaries conducted in the ordinary course of business and consistent with past practices, make any advance or loan to or engage in any transaction with any of its officers or employees not required by the terms of an existing Contract described in Section 5.17 of the Company Disclosure Schedule; or (K) enter into or assume any Contract, obligation, commitment or arrangement with respect to any action otherwise prohibited by clauses (A) through (J) above;

          (vi)    (A) make, revoke or amend any material Tax election, (B) make any material change in any accounting or Tax practice or policy, (C) execute any waiver of restrictions on material assessment or collection of any material Tax, or (D) enter into or amend any material agreement or settlement with any Taxing Authority; or

          (vii)    take any action or fail to take any action that would or is reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied.

        Section 6.02.    Access to Information.    (a) From the date hereof to the Closing Date, the Company will, except as prohibited by applicable Law, (and will cause its Subsidiaries and the officers, directors, employees and agents of the Company and each of its Subsidiaries to), and Seller Parties and Purchaser will, subject to applicable Contracts or Law, each use its reasonable best efforts to, (i) afford the officers, employees, auditors and agents of Purchaser and Seller Parties reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records, financial and operating results, business plans, projection and similar information of the Company and its Subsidiaries, and shall furnish such representatives with all financial, operating and other data and information, including any drafts thereof, as may from time to time be reasonably requested, (ii) simultaneously distribute duplicate copies of all written information produced in connection with this Section 6.02 to each of Purchaser and each Seller Party (regardless of which Person requested such information) and (iii) give representatives of Seller Parties and Purchaser the opportunity to attend (and use reasonable efforts to schedule any such meeting at mutually convenient times and places) all management or similar presentations, regardless of the party requesting such presentation or meeting.

        (b)    No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of Seller Parties and Purchaser to consummate the Transactions.

ARTICLE 7
COVENANTS OF SELLER PARTIES, PURCHASER AND THE COMPANY

        The parties hereto agree that:

        Section 7.01.    Efforts.    (a) Subject to the terms and conditions of this Agreement, the parties shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, domestic and foreign to consummate the Transactions as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation and to effect all necessary Filings, and (ii) obtaining and maintaining all Consents required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Transactions, including merger clearance under the EC Merger Regulation and the merger regulations, to the extent applicable, of the individual countries in Europe, Japan and any other country in which such clearance is required.

        (b)    In furtherance and not in limitation of the foregoing, each of Seller Parties and Purchaser shall, (i) if required by applicable Law or regulation, make an appropriate Filing of a Notification and Report Form pursuant to the HSR Act and such Filings as are required under the EC Merger Regulation and in individual countries in Europe and in Japan with respect to the Transactions (including the acquisition of Purchaser Qualifying Securities by Seller Parties or any Seller Subsidiary) as promptly as practicable and in any event (x) with respect to Filings pursuant to the HSR Act, within ten Business Days of the Determination Date and (y) with respect to Filings under the EC Merger Regulation and in individual countries in Europe and in Japan, within fifteen Business Days of the Determination Date, and to supply as promptly as practicable any additional information and documentary material that may be requested and to use, subject to Sections 7.01(c) and 7.01(d), its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable and to obtain all such other Required Governmental Consents.

        (c)    Each of Purchaser, Seller Parties and the Company shall, in connection with the efforts referenced in Sections 7.01(a) and (b) to obtain all Required Governmental Consents for the Transactions, use its reasonable best efforts to, subject to applicable Law: (i) cooperate in all respects with each of the other parties hereto in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a third party (including sharing copies of any such filings or submissions reasonably in advance of the filing or submission thereof); (ii) keep each of the other parties hereto informed of any communication received by any such party from, or, subject to compliance with the requirement to offer the other parties prior review of such communications, given by such party to any Governmental Authority, including the Federal Trade Commission (the "FTC"), and the Antitrust Division of the Department of Justice (the "DOJ"), and of any communication received or given in connection with any proceeding by a third party, in each case regarding any of the Transactions; and (iii) permit each of the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a third party, with any other Person, and to the extent requested by Purchaser or Seller Parties, and permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences; provided, however, that without the prior consent of Purchaser, with respect to the obtaining of Consents sought or Filings made in connection with Purchaser's acquisition of Seller Company Securities or the registration under the 1933 Act of Purchaser Qualifying Securities, or Seller Parties, with respect to any acquisition by Seller Parties of Purchaser Qualifying Securities, the Company shall not, and none of Purchaser or any Seller Party, as applicable, shall, contact or communicate with (other than communications which are not material with respect to the obtaining of any such consent) any Governmental Authority with respect to the Transactions unless it has first provided the other parties with notice thereof and the right to review and reasonably comment upon any proposed communication or the opportunity to attend (including by teleconference) any discussions with such Governmental Authority, as applicable. Each of Purchaser, Seller Parties and the Company hereby agrees to reasonably cooperate with the others in the making of any Filings under this Section 7.01(c), including the provision of any additional or supplementary information required or requested by the applicable Governmental Authority, including the European Commission, in connection with the obtaining of such Required Governmental Consent or the causing of the expiration or termination of any waiting periods under the HSR Act. Each of the Company and Seller Parties will be given the opportunity to review such portions of the submissions to the European Commission which (A) reference or are otherwise relevant to Seller Parties or the Company, as applicable, and its consummation of the Transactions and (B) are not of a confidential or proprietary nature to Purchaser, prior to the filing or submission of the same; it being understood that if Seller Parties or the Company, as applicable, intends to comment, it will do so promptly. Notwithstanding anything contained in Section 7.04, this Agreement and the contents hereof may be provided to the European Commission (and, if required by Law, made publicly available).

        (d)    In furtherance and not in limitation of the covenants of the parties contained in Sections 7.01(a), (b) and (c), if any objections are asserted with respect to the Transactions under the HSR Act, or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other Governmental Authority or any third party challenging any of the Transactions, or which would otherwise prohibit or materially impair or materially delay the consummation of the Transactions, each of Purchaser, Seller Parties and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions. In furtherance of the foregoing, Purchaser agrees to take any and all action necessary to resolve such objections or suits, including agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits; provided, however, that if Liberty is Purchaser, nothing in this Agreement shall require Purchaser or any of Purchaser's Subsidiaries or Affiliates to take any action requiring, or enter into any settlement, undertaking, consent decree, stipulation or other agreement with a Governmental Authority that requires, Purchaser to (i) hold separate (including by establishing a trust or otherwise) or sell or otherwise dispose of any assets, businesses or interests of Purchaser or any of its Subsidiaries having a fair market value in excess of 5% of Purchaser's Market Capitalization or (ii) if Liberty is Purchaser, (x) hold separate (including by establishing a trust or otherwise) or sell or otherwise dispose of any shares (or any interests in any shares) of InterActiveCorp (f/k/a USA Interactive) it owns, holds or has the right to acquire or (y) cause InterActiveCorp to take any action with respect to its interests in, or the operation of, its electronic retailing business.

        (e)    Subject to the obligations under and limitations of Section 7.01(d), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or third party challenging the Transactions, each of Purchaser, Seller Parties and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. For purposes of this Section 7.01, the term "Transactions" will be deemed to include the purchase of the Defaulting Purchaser's Company Securities by Seller Parties as contemplated by Section 10.02(b) or (d), and as a result, if Seller Parties so elect, the parties will, concurrently with or promptly following the corresponding Filing made under this Section 7.01 and in addition to the Required Governmental Consents being sought and Filings made with respect to Purchaser's acquisition of Seller Company Securities, also seek to obtain all Governmental Consents and make all Filings required to be made to consummate Seller Parties' acquisition of the Defaulting Purchaser's Company Securities pursuant to Section 10.02(b) or (d).

        (f)    The Company and Seller Parties acknowledge and agree that Purchaser will lead the process relating to obtaining the expiration or termination of the waiting period under the HSR Act and the other Required Governmental Consents, and the Purchaser will, following consultation with Seller Parties and the Company as to material regulatory matters, have primary responsibility regarding the approach to obtaining such expiration or termination and such Required Governmental Consents.

        Section 7.02.    Certain Filings.    The parties shall cooperate with one another (i) in determining whether any Filing with any Governmental Authority is required, or any Consents are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such Filings, furnishing information required in connection therewith and seeking timely to obtain any such Consents.

        Section 7.03.    Further Assurances.    The parties shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions.

        Section 7.04.    Public Announcements.    Purchaser and Seller Parties will reasonably cooperate with each other in connection with the issuance of mutually acceptable press releases to be issued on or promptly after the Determination Date announcing the Transactions. Each of Purchaser and Seller Parties agrees not to, and to cause each of their respective Affiliates not to, and will use reasonable best efforts to cause the Company and its Subsidiaries not to, issue, or cause or permit to be issued, any press release or other public statement regarding this Agreement or the Transactions without consulting with the other parties prior to making such release or statement, except, if, in the reasonable judgment of the party seeking to disclose, such release or statement is required by applicable Law (including the rules and regulations of the Commission) or by any securities exchange or association on which such Person's securities are listed or traded (including pursuant to any listing agreement), in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement (so as to confirm the accuracy of any statements therein regarding such other party, among other things) and thereafter the party required to make the release or announcement is permitted to make such release or announcement.

        Section 7.05.    Determination of Purchase Price Components.    (a) Within five Business Days after the Determination Date, Purchaser will notify Seller Parties as to its election as to the form(s) of consideration to be used in payment of the Purchase Price (such notice, the "Consideration Notice" and such date of delivery, the "Consideration Notice Date"), and, subject to Section 7.05(c) below, the proportion of the Purchase Price to be paid in each such form of consideration.

        (b)    Purchaser shall have the right to pay the Purchase Price in (at its election, but subject to paragraph (c) below) one or more of the following: (i) cash; (ii) one or more Purchaser Notes; or (iii) Purchaser Qualifying Securities which, when multiplied by the Average Market Price, have an aggregate value equal to the Purchase Price, or applicable portion of the Purchase Price, as the case may be, provided that if Liberty is the Purchaser, it shall not be permitted to issue Purchaser Qualifying Securities to the extent that such stock would represent more than 7.5% of the outstanding common stock of all classes and series of common stock of Purchaser (after giving effect to such issuance).

        (c)    Notwithstanding the foregoing Section 7.05(b), Seller Parties may within five Business Days of the Consideration Notice Date notify Purchaser that Seller Parties are requiring payment of the Purchase Price or a portion of the Purchase Price in Purchaser Qualifying Securities (the "Seller Notice" and such date the "Seller Notice Date") having an aggregate value (when multiplied by the Average Market Price) equal to the Purchase Price or applicable portion of the Purchase Price, as the case may be. Notwithstanding the Seller Parties' election to require delivery of Purchaser Qualifying Securities, Purchaser shall not be obligated to issue Purchaser Qualifying Securities to the extent that Purchaser delivers a notice to Seller Parties (the "Purchaser Notice" and such date the "Purchaser Notice Date") within five Business Days of the Seller Notice Date that the Purchaser Qualifying Securities to be issued would represent (after giving effect to such issuance) more than 4.9% of the outstanding common stock (of all classes and series) of Purchaser or more than 4.9% of the voting power of the outstanding shares of Purchaser's common stock entitled to vote in the election of directors in each case based upon the number of shares of common stock (of all classes and series) of Purchaser outstanding on February 28, 2003, such number of outstanding shares to be adjusted to reflect the number of shares of common stock (of all classes and series) issued by Purchaser (including by stock split, stock dividend or similar event) from such date to the Closing Date. To the extent that Purchaser Qualifying Securities having an aggregate value (when multiplied by the Average Market Price) less than the Purchase Price are to be delivered to Seller Parties and the Seller Subsidiaries, Purchaser shall deliver the balance of the Purchase Price in (at Purchaser's election) one or more of the following: (i) cash or (ii) a Purchaser Note, as Purchaser shall notify Seller Parties in the Purchaser Notice.

        (d)    In the event that Seller Parties wish to utilize one or more 368 Reorganizations as contemplated by Section 2.02(b), then Seller Parties will notify Purchaser of such intention on the Seller Structure Notice Date. Such notice to Purchaser shall specify (i) which of the Proposed Merger Subsidiaries (the "Designated Subsidiaries") shall be merged with and into Purchaser or Purchaser Subsidiary in separate mergers in the manner set forth in the Subsidiary Merger Agreement, (ii) the number of Company Securities held by each Designated Subsidiary, (iii) the portion of the Purchase Price to be Merger Consideration in each 368 Reorganization and (iv) the form of the Merger Consideration in each 368 Reorganization as contemplated by Section 2.02(b). In the event that, (A) on the trading day immediately prior to the Closing Date, the Closing Price of the Purchaser Qualifying Securities on such day is less than the Average Market Price of such Purchaser Qualifying Securities, (B) the combination of cash, Purchaser Qualifying Securities and/or Purchaser Notes to be delivered as Merger Consideration in any 368 Reorganization as initially determined by Seller Parties on the Seller Structure Notice Date could reasonably be expected, in the reasonable judgment of Seller Parties, to result in such 368 Reorganization failing to qualify as a Tax-free reorganization (as a result of the change in the value of the Purchaser Qualifying Securities to be delivered in such 368 Reorganization referred to in clause (A) of this sentence), and (C) Seller Parties have received advice from their outside tax counsel to such effect, then Seller Parties will have the right, subject to Section 7.05(e), to (x) change which Proposed Merger Subsidiaries will be Designated Subsidiaries and are to be merged with and into Purchaser or Purchaser Subsidiary in separate mergers in the manner set forth in the Subsidiary Merger Agreement, (y) change the portion of the Purchase Price to be Merger Consideration in each 368 Reorganization and change the portion of the Purchase Price that constitutes the Non-Reorganization Purchase Price, and (z) change the form of the Merger Consideration in each 368 Reorganization as contemplated by Section 2.02(b).

        (e)    No reallocation permitted pursuant to Section 7.05(d) will change (i) the aggregate number of Purchaser Qualifying Securities to be issued thereunder as part of the Purchase Price; (ii) the aggregate principal amount or face amount of the Purchaser Notes to be delivered as part of the Purchase Price and (iii) the total amount of cash to be paid as part of the Purchase Price. If, after giving effect to any reallocation permitted pursuant to Section 7.05(d), the aggregate value of the Purchaser Qualifying Securities (determined by using the Closing Price of such Purchaser Qualifying Securities on the trading day immediately prior to the Closing Date) to be delivered in any 368 Reorganization is less than 38% of the sum of (x) the aggregate value of the Purchaser Qualifying Securities (determined by using the Closing Price of such Purchaser Qualifying Securities on the trading day immediately prior to the Closing Date) to be delivered in such 368 Reorganization, plus (y) the total amount of cash to be delivered in such 368 Reorganization, plus (z) the aggregate principal amount for federal income tax purposes of all Purchaser Notes to be delivered in such 368 Reorganization, then (i) such 368 Reorganization shall not be consummated, (ii) the Seller Merger Company Securities held by the Designated Subsidiary that would have been acquired by Purchaser or Purchaser Subsidiary pursuant to such 368 Reorganization shall instead be considered Seller Sale Company Securities subject to purchase under Section 2.01(a) and the consideration received for such Seller Sale Company Securities shall be considered part of the Non-Reorganization Purchase Price, (iii) the representations and warranties of Seller Parties in Section 3.07 shall be deemed terminated and such representations shall not be applicable to the determination of the satisfaction of the conditions set forth in Section 8.03(ii), in each case with respect to any Proposed Merger Subsidiary which will now not be a party in a 368

Reorganization, and (iv) the closing of the purchase of such Seller Sale Company Securities shall take place as provided in Section 2.02(a) hereof.

        Section 7.06.    Notices of Certain Events.    From the date hereof until the Closing Date, each party shall promptly notify the other parties of:

          (i)    any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions;

          (ii)    any notice or other communication from any Governmental Authority in connection with the Transactions;

          (iii)    any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the parties and any of their Subsidiaries but not listed on any of the disclosure schedules to this Agreement, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.03, Section 4.03 and Section 5.11, as the case may be, or that relate to the consummation of the Transactions; and

          (iv)    the occurrence or, to the knowledge of the notifying party, impending or threatened occurrence of any event that is reasonably likely to cause or constitute a breach of any of the notifying party's representations, warranties or covenants under this Agreement.

        Section 7.07.    Confidentiality.    From and after the date hereof, and after any termination of this Agreement, each of the parties shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning any other party furnished to it or its Affiliates in connection with the Transactions, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that each party may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the Transactions and to its lenders or other Persons in connection with obtaining the financing for the Transactions so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Notwithstanding the foregoing, each party may disclose the tax treatment and tax structure of the Transactions (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information). Moreover, notwithstanding any other provision of this Agreement, there shall be no limitation on each party's ability to consult any tax adviser, whether or not independent from such party or its Affiliates, regarding the tax treatment or tax structure of the Transactions. Each party shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information (but in no event less than reasonable care).

        Section 7.08.    Termination of Certain Arrangements.    (a) Immediately prior to the Closing, Purchaser may require that those Contracts between the Company or its Subsidiaries, on the one hand, and Seller Parties or their respective Affiliates or Associates (other than the Company or its Subsidiaries), on the other hand, designated by Purchaser in writing prior to the Closing (other than (x) the Proposed Comcast Affiliation Agreement, (y) Items 1, 2 and 3 set forth in Section 7.08 of the Seller Disclosure Schedule (of Comcast Parties as Seller Parties) or Section 7.08 of the Purchaser Disclosure Schedule (of Comcast Parties as Purchasers), which shall be terminable in accordance with their respective terms, and (z) Items 4, 5 and 6 set forth in Section 7.08 of the Seller Disclosure

Schedule (of Comcast Parties as Seller Parties) or Section 7.08 of the Purchaser Disclosure Schedule (of Comcast Parties as Purchasers), which will be terminable at the Company's or Seller's (or Seller Parties', as applicable) option on or after the first anniversary of the Closing) be terminated as of the Closing (including all rights, benefits and obligations related to such Contracts). With respect to any Contracts among the Company or its Subsidiaries, Seller Parties or their respective Affiliates or Associates (other than the Company or its Subsidiaries) and any third parties which are not Affiliates or Associates of Seller Parties or Affiliates of the Company, the parties will use reasonable efforts to cause such Contracts as are designated by Purchaser in writing prior to the Closing to be terminated as to the Company without incurring liability with respect to such third party as soon as reasonably practicable following the Closing (other than the payment of amounts accrued or payable with respect to periods prior to the Closing Date). In addition, (i) any Debt of Seller Parties or their respective Affiliates (other than the Company and its Subsidiaries) (including Debt of any present or former (since February 15, 1995) director, officer or employee (or any relative, spouse, beneficiary or Affiliate of such Person) of Seller Parties or their respective Affiliates (other than the Company and its Subsidiaries)) to the Company or its Subsidiaries, will become due and payable in full on the Closing Date, and Seller Parties will pay or cause to be paid all amounts outstanding thereunder at the Closing, and (ii) if Comcast Parties are Seller Parties, any Debt or other payment obligations of the Company or its Subsidiaries to Seller Parties or their respective Affiliates (other than the Company and its Subsidiaries), other than (A) any commissions, fees and other amounts payable under the terms of any Contract or arrangement listed in Section 11.02(a) of the Seller Disclosure Schedule, provided the amounts paid are consistent with past practice or (B) any amounts paid or prepaid on behalf of the Company and its Subsidiaries in the ordinary course of business for goods or services used by the Company or its Subsidiaries, will be cancelled in full on the Closing Date, and the Company and its Subsidiaries will have no further payment obligations with respect thereto and (iii) if Liberty is the Purchaser, Liberty shall cause QK Holdings, Inc., as the managing member of Interactive Technology Holdings, LLC ("ITH"), to approve an annual budget for ITH pursuant to the ITH Term Sheet dated as of April 1, 2000 (the "Term Sheet") that provides for the payment to the Service Company, as defined in the Term Sheet, of an amount at least equal to the salary and other benefits, including any post-termination payments or benefits, due to the Person listed on Section 1.01 to the Company Disclosure Schedule.

        (b)    Concurrently with the Closing, the parties will cause the Stockholders Agreement to immediately terminate; provided, however, that such termination will not release any party to the Stockholders Agreement from any obligations or liabilities arising prior to such termination as a result of such party's breach of any covenant or other provision contained therein.

        Section 7.09.    Registration Statement.    Concurrently with the final determination (pursuant to Section 7.05 hereof) of the number and type of Purchaser Qualifying Securities and the principal or face amount of any Purchaser Note(s) to be issued at the Closing, Purchaser and Seller Parties will execute and deliver the Registration Rights Agreement and Purchaser will, in accordance with the Registration Rights Agreement, file with the Commission a Registration Statement on Form S-3 (the "Registration Statement") registering under the 1933 Act the resale by the Seller Parties of the Purchaser Qualifying Securities and/or Purchaser Note(s) to be received by Comcast QVC hereunder and (b) use its reasonable best efforts to cause the Registration Statement to be declared effective simultaneous with the Closing.

        Section 7.10.    Company Options.    Prior to the Closing, Seller Parties will, or will cause a Seller Subsidiary to, cause each Subject Holder to assign, transfer and deliver to any Seller Party or Seller Subsidiary all of such Subject Holder's right, title and interest in and to all Company Options owned or held by such Subject Holder (such Company Options, the "Subject Company Options"). Each of Purchaser and the Company agrees to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to facilitate such Seller Party's or a Seller Subsidiary's timely acquisition of all

Subject Company Options. In furtherance of, and not in limitation of the foregoing, each of Purchaser and the Company hereby waives or shall cause to be waived any rights it might have under any Contract which would prevent or delay the transfer of Subject Company Options from each Subject Holder to a Seller Party or a Seller Subsidiary. Immediately prior to the Closing, the Company and Seller Parties will take such actions as are reasonably necessary to cause all Seller Company Securities which are Company Options (including those acquired by Seller pursuant to this Section 7.10) to be cancelled and cease to be exercisable, and for purposes of all determinations made in accordance with Section 2.01, all such Seller Company Securities which are Company Options will be deemed to have been cancelled without having been exercised.

        Section 7.11.    Subject Holder Shares.    Prior to the Closing, Seller Parties will, or will cause a Seller Subsidiary to, acquire from each Subject Holder which owns or holds Common Stock, all shares of Common Stock owned or held by such Subject Holder, which shares of Common Stock will be included in the Seller Company Securities. Each of Purchaser and the Company agrees to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to facilitate Seller Parties' or a Seller Subsidiary's timely acquisition of all shares of Common Stock owned or held by each Subject Holder. In furtherance, and not in limitation of the foregoing, each of Purchaser and the Company hereby waives or shall cause to be waived any rights it might have under any Contract which would prevent or delay the transfer of such shares of Common Stock from each Subject Holder to a Seller Party or a Seller Subsidiary.

        Section 7.12.    Shareholder Approval of Certain Payments.    The Company shall use its reasonable best efforts to submit to the holders of Common Stock for approval any benefits or payments, as set forth on Section 7.12 to the Company Disclosure Schedule, arising out of or in connection with the Transactions which could reasonably be deemed to constitute "parachute payments" pursuant to Section 280G of the Code, which approval shall be made in accordance with the shareholder approval requirements of Section 280G(b)(5)(B) of the Code.

        Section 7.13.    Non-Solicitation.    From the period beginning on the date hereof through the Termination Date or, if later, the second anniversary of the Closing Date or the closing of the transactions contemplated by Sections 10.02(d) or (e), Seller Parties will not, and will cause their respective Affiliates not to, directly or indirectly, solicit for employment any officer or employee of the Company or any of its Subsidiaries who is a member of senior management of the Company or any of its Subsidiaries. The foregoing shall not prohibit general solicitations for employment in newspapers, trade journals and similar general circulation media, so long as such general solicitation materials are not directed specifically to such covered Persons.

ARTICLE 8
CONDITIONS TO CLOSING

        Section 8.01.    Conditions to Obligations of Seller Parties and Purchaser.    The respective obligations of Seller Parties and Purchaser to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent such condition may be waived by such party) in writing, by agreement of Seller Parties and Purchaser:

          (i)    No Injunction.    No Law, and no injunction or other order issued by any court or other Governmental Authority of competent jurisdiction or other legal or regulatory prohibition shall be in effect, in each case that would prevent the consummation of the Transactions;

          (ii)    HSR Act; Governmental Consents.    The waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated and no Governmental Authority shall have taken any action to prevent the Closing which shall be ongoing. Each Required Governmental Consent shall be in full force and effect.

        Section 8.02.    Conditions to the Obligations of Seller Parties.    The obligations of Seller Parties to consummate the Closing are subject to the satisfaction of the following additional conditions: (i) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Purchaser contained in this Agreement, each Transaction Agreement and in any certificate or other writing delivered by such parties pursuant hereto (A) that are qualified by Material Adverse Effect or other concept of materiality shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by Material Adverse Effect or other concept of materiality shall be true in all material respects at and as of the Closing Date as if made at and as of such date except where the failure of such representations and warranties to be true and correct could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Purchaser to consummate the Transactions; (iii) Seller Parties shall have received a certificate from Purchaser signed by an authorized officer of Purchaser as to the satisfaction of the conditions set forth in the immediately preceding clauses (i) and (ii); and (iv) (A) the Registration Statement shall have been declared effective by the Commission under the 1933 Act, (B) no stop order suspending the effectiveness of the Registration Statement shall have been initiated or to the knowledge of Purchaser, threatened by the Commission, (C) the issuance, offer and sale of the Purchaser Qualified Securities to Seller Parties or Seller Subsidiary pursuant to this Agreement shall have been qualified under applicable state securities Laws, (D) the Purchaser Qualifying Shares shall have been accepted for listing and trading on The New York Stock Exchange or The Nasdaq Stock Market, as applicable and (E) the Purchaser has not invoked its rights under Section 2.01(d) of the Registration Rights Agreement.

        Section 8.03.    Conditions to the Obligations of Purchaser.    The obligations of Purchaser to consummate the Closing are subject to the satisfaction of the following additional conditions: (i) Seller Parties shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date; (ii) the representations and warranties of Seller Parties contained in this Agreement, each Transaction Agreement and in any certificate or other writing delivered by such parties pursuant hereto (A) that are qualified by Material Adverse Effect or other concept of materiality shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by Material Adverse Effect or other concept of materiality shall be true in all material respects at and as of the Closing Date as if made at and as of such date except where the failure of such representations and warranties to be true and correct could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Seller Parties to consummate the Transactions; (iii) Purchaser shall have received a certificate from each Seller Party signed by an authorized officer of such Seller Party as to the satisfaction of the conditions set forth in the immediately preceding clauses (i) and (ii); (iv) the Company and its Subsidiaries shall have performed in all material respects all of their respective obligations hereunder required to be performed by the Company and its Subsidiaries prior to the Closing; (v) the representation and warranty of the Company made in Section 5.08(a) shall be true and correct as of the date of this Agreement and as of the Closing Date; (vi) the representations and warranties of the Company in this Agreement, other than Section 5.08(a), disregarding all qualifications and exceptions contained therein as to Company Material Adverse Effect or other concept of materiality shall be true and correct as of the date of this Agreement and as of the Closing Date, except where the failure of such representations and warranties to be true and correct could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (vii) Purchaser shall have received a certificate from the Company signed by the President of the Company as to the satisfaction of the conditions set forth in the immediately preceding clauses (iv), (v) and (vi); and (viii) if Liberty is Purchaser, the Company and Comcast shall have entered into the Proposed Comcast Affiliation Agreement.

        Section 8.04.    Officers Certificates.    All officers certificates to be delivered at Closing pursuant to this Article 8 will be made by the applicable officer in his or her capacity as an officer of the applicable party hereto and not in any individual capacity.

ARTICLE 9
SURVIVAL; INDEMNIFICATION

        Section 9.01.    Survival.    The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith will not survive the Closing; provided, that, (a) the representations and warranties contained in Sections 3.04, 3.05, 3.06, 4.05, 4.06 and 4.09 shall survive the Closing and remain in full force and effect indefinitely, (b) any representation or warranty made by a party in any Transaction Agreement shall survive for the period specified therein, or if no period is specified, for the period of the applicable statute of limitations, and (c) the representations and warranties of Comcast Parties set forth in (i) Section 11.01 shall survive the Closing and remain in full force and effect until six months after the Closing Date and (ii) Section 11.02 shall survive the Closing and remain in full force and effect until the first anniversary of the Closing Date. The covenants and agreements made by each party in this Agreement, any Transaction Agreement to which it is a party or in any certificate or other writing delivered pursuant hereto or in connection herewith will survive the Closing without limitation, unless specified to the contrary therein.

        Section 9.02.    Indemnification.    (a) Seller Parties hereby indemnify Purchaser and Purchaser Subsidiary against and agree to hold each of them harmless from, any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable legal, accounting, experts and other fees, costs and expenses) in connection with any claim, action, suit or proceeding ("Damages") incurred or suffered by Purchaser or any Purchaser Subsidiary arising out of any misrepresentation or breach of warranty (including, if Comcast Parties are Seller Parties, the representations and warranties made by Comcast Parties in Sections 11.01 and 11.02 hereof) that survives the Closing (each such misrepresentation and breach of warranty in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, other than in any Transaction Agreement, a "Warranty Breach"), or breach of covenant or agreement made or to be performed by Seller Parties or their respective Affiliates pursuant to this Agreement (other than in any Transaction Agreement); provided that if any court of competent jurisdiction rules against Purchaser with respect to any claim Purchaser has made for indemnification, Purchaser shall promptly pay all expenses of Seller Parties reasonably related to defending such claim (including, without limitation, reasonable expenses of investigation and reasonable legal, accounting, experts and other fees, costs and expenses).

        (b)    Purchaser hereby indemnifies each Seller Party and each Seller Subsidiary against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Seller Party or any Seller Subsidiary arising out of any Warranty Breach (including, if any Comcast Party is Purchaser, the representations and warranties made by Comcast Parties in Sections 11.01 and 11.02 hereof) or breach of covenant or agreement made or to be performed by Purchaser or Purchaser Subsidiary pursuant to this Agreement (other than any Transaction Agreement); provided that if any court of competent jurisdiction rules against Seller Parties with respect to any claim Seller Parties have made for indemnification, Seller Parties shall promptly pay all expenses of Purchaser reasonably related to defending such claim (including, without limitation, reasonable expenses of investigation and reasonable legal, accounting, experts and other fees, costs and expenses).

        (c)    With respect to the obligation of Comcast Parties to indemnify Liberty for Damages resulting from a Warranty Breach relating to Section 11.01 or Section 11.02 of this Agreement, (i) Comcast Parties shall not be obligated to indemnify Liberty for Damages arising out of or resulting from a Warranty Breach of the representations set forth in Section 11.01 unless the aggregate amount of

Damages arising out of or relating to Warranty Breaches with respect to Section 11.01 and with respect to which claims are made by notice to any Comcast Party prior to the expiration of the survival period applicable to Section 11.01 exceeds $62,500,000 and then only to the extent of such excess, (ii) Comcast Parties shall not be obligated to indemnify Liberty for Damages arising out of or resulting from a Warranty Breach of the representations set forth in Section 11.02 unless the aggregate amount of Damages relating to Warranty Breaches with respect to Section 11.02 and with respect to which claims are made by notice to any Comcast Party prior to the expiration of the survival period for Section 11.02 exceeds $10,000,000 and then only to the extent of such excess, and (iii) the maximum liability of Comcast Parties for Damages arising out of or resulting from all Warranty Breaches of the representations set forth in Sections 11.01 and 11.02, collectively, shall not exceed $2,000,000,000.

        (d)    Notwithstanding the foregoing, (i) the provisions of this Article 9 shall not be applicable to any Warranty Breach relating to a representation and warranty set forth in any Transaction Agreement, or any breach of any covenant or agreement set forth in any Transaction Agreement, (ii) the Purchaser's actions and remedies for a breach of Section 3.07 shall be pursuant to the Subsidiary Merger Agreement and not this Agreement, and (iii) the limitations on liability and the threshold amount with respect to indemnifiable Damages set forth in Section 9.02(c), shall not be applicable with respect to claims, actions, suits or proceedings arising out of or related to any misrepresentation, or breach by Comcast under and pursuant to the Proposed Comcast Affiliation Agreement.

        Section 9.03.    Procedures.    (a) The party seeking indemnification under Section 9.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto in its possession that the Indemnifying Party may reasonably request.

        (b)    In the case of a third party claim, the Indemnified Party shall be entitled to exercise full control of the defense, compromise or settlement of any third party claim, investigation, action, suit or proceeding unless the Indemnifying Party within a reasonable time after the giving of notice of such indemnity claim by the Indemnified Party shall: (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 9.02 are applicable to such claim, investigation, action, suit or proceeding and that the Indemnifying Party will indemnify such Indemnified Party in respect of such claim, action or proceeding pursuant to the terms of Section 9.02, (ii) notify such Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such claim, investigation, action, suit or proceeding.

        (c)    If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding in accordance herewith, then such Indemnified Party shall cooperate with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof. If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) such Indemnified Party shall have been advised by its regular outside counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action is reasonably likely (in which case the Indemnifying Party shall not have the right to control the defense, compromise or settlement of such action on behalf of the Indemnified Party), and in any such case described in clauses (i), (ii) or (iii) the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such action for which it is entitled to indemnification hereunder without the prior consent of the Indemnifying Party, which shall not be unreasonably withheld, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such action in the manner provided above in this Section 9.03 to the extent the Indemnifying Party was entitled to do so pursuant to this Section 9.03. The Indemnifying Party shall not, without the consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit or proceeding (x) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, or (y) that does not include as an unconditional term thereof the giving by the claimant, party conducting such investigation, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such claim, action, suit or proceeding.

        Section 9.04.    Insurance Policy.    If Liberty is Purchaser, Liberty shall cause the Company to maintain in effect, for a period of six years following the Closing Date, the Company's directors' and officers' liability insurance policies, in effect immediately prior to the Closing, providing coverage in respect of acts or omissions occurring prior to the Closing Date with respect to those persons who are covered by such directors' and officers' liability insurance policy ("D&O Insurance") on terms and at limits no less favorable to the Company's directors and officers covered by policies in effect on the Closing Date. If the D&O Insurance expires, is terminated or is canceled during such six-year period, Purchaser shall, or shall cause the Company to, obtain directors' and officers' liability insurance covering such acts or omissions with respect to each such Person on terms and at limits no less favorable to the Company's directors and officers covered by such D&O Insurance in effect immediately prior to the date of such expiration, termination or cancellation. Notwithstanding the foregoing, neither the Company nor Purchaser shall be required to pay an annual premium for any directors' and officers' liability insurance in excess of 100% of the amount per annum the Company paid during the calendar year 2002, the true and correct amount of which was disclosed to Liberty by the Company in writing prior to the date of the Buy-Sell Procedures Agreement. Subject to the foregoing, the Company and Purchaser shall reasonably cooperate to make any reasonable arrangements necessary to obtain or continue such directors' and officers' liability insurance for such six-year period.

ARTICLE 10
TERMINATION; OTHER REMEDIES

        Section 10.01.    Grounds for Termination.    This Agreement may be terminated at any time prior to the Closing:

        (a)    by mutual written agreement of Seller Parties and Purchaser;

        (b)    by Seller Parties:

          (i)    if there has been a material misrepresentation or breach of covenant or other obligation hereunder on the part of Purchaser which misrepresentation or breach would result in a failure of a condition set forth in Section 8.02 to be satisfied, and is either incurable or, if curable, is not cured within 30 days of the date notice of such misrepresentation or breach is received by Purchaser; or

          (ii)    at any time after the six month anniversary of the Determination Date (the "Seller Termination Date"), provided, that, in the event that at such date the only condition to Purchaser's obligation to close (which is capable of being satisfied prior to the Closing) which remains unsatisfied is the receipt of a Required Governmental Consent, and Purchaser is continuing to use its reasonable best efforts to obtain such Required Governmental Consent and reasonably believes that such Required Governmental Consent may be obtained, by notice to any Seller Party the Purchaser may extend the Seller Termination Date for an additional period not to exceed 60 days following the expiration of such six month period;

        (c)    by Purchaser:

          (i)    if there has been a material misrepresentation or breach of covenant or other obligation hereunder on the part of any Seller Party which misrepresentation or breach would result in a failure of a condition set forth in Section 8.03 to be satisfied, and is either incurable or, if curable, is not cured within 30 days of the date notice of such misrepresentation or breach is received by any Seller Party;

          (ii)    if there has been a Company Material Adverse Effect; or

          (iii)    the 15th Business Day following the date (and any extension thereof) on which Seller Parties become entitled to terminate this Agreement pursuant to Section 10.01(b)(ii), if Seller

  Parties have not terminated this Agreement pursuant to Section 10.01(b) or exercised its purchase right pursuant to Section 10.02(b) or 10.02(d);

provided, however, that the right to terminate this Agreement shall not be available to any party whose breach of any representation, warranty, covenant or agreement or failure to perform any covenant or agreement set forth herein, resulted in, or has been a substantial cause of, the failure of the Closing to occur on or before such date. The party terminating this Agreement pursuant to clauses 10.01(b) or 10.01(c), shall give notice of such termination to the other party.

        Section 10.02.    Effect of Termination; Other Remedies.    (a) If this Agreement is terminated as permitted by Section 10.01, this Agreement shall be void and the parties will cease to have any obligations to one another under this Agreement, except as provided in this Section 10.02, and such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of any party) to any other party to this Agreement, except with respect to any claims for Damages or equitable relief that a party may have as a result of another party's breach of this Agreement. Notwithstanding the foregoing, the parties will continue to be bound by the terms of the Stockholders Agreement, as the Stockholders Agreement was in effect immediately prior to Liberty's delivery of the Exit Notice (as defined in the Stockholders Agreement) to CHC, and Liberty shall not be deemed to have delivered an Exit Notice to CHC. Notwithstanding the foregoing, the Stockholders Agreement shall be deemed to have been amended to provide (and each of Comcast and Liberty will cause those of its Subsidiaries which are parties to or otherwise bound by the provisions of the Stockholders Agreement, to enter into an amendment providing) that Liberty's right to exercise its exit rights in accordance with Section 9.2 of the Stockholders Agreement shall be in effect during the 60-day period subsequent to the later of (i) March 31, 2005 and (ii) the date Liberty receives the Company's audited financial statements for the year ended December 31, 2004 (the "Subsequent Exit Right"). If this Agreement is terminated as permitted by Section 10.01 and Liberty becomes entitled to a Subsequent Exit Right, Comcast covenants and agrees (x) to cause the audited consolidated balance sheet of the Company and its Subsidiaries as of the fiscal year ended December 31, 2004, and the related audited consolidated statements of income and cash flow for such fiscal year, to be delivered to Liberty no later than April 15, 2005, and (y) that neither Comcast nor any of its Affiliates will take any action or deliver any notice with respect to, or requesting, requiring or demanding the renegotiation or the amendment or modification of any terms or provisions of any Comcast Agreement (as defined in the Buy-Sell Procedures Agreement) or termination of any Comcast Agreement, except for (i) actions which Comcast or any of its Affiliates are permitted to take pursuant to the "most favored nations" or "better terms" provisions of the Comcast Agreements, but solely with respect to "better terms" or more favorable terms granted by the Company to any Distributor (other than Comcast and its Affiliates) after the date hereof other than in situations where such Distributor became entitled to better or more favorable terms as a result of or based upon the presence of any such term or provision in any Carriage Agreement in effect on the date hereof or the Subsequent Proposed Affiliation Agreement or the execution and delivery of the Subsequent Proposed Affiliation Agreement. If Liberty exercises the Subsequent Exit Right, (i) such Subsequent Exit Right shall be governed by the procedures set forth in the Buy-Sell Procedures Agreement, except that (x) in the event the exercise of the Subsequent Exit Right does not result in the consummation of the transactions contemplated by such stock purchase agreement, the parties agree to proceed pursuant to Section 9.6 of the Stockholders Agreement (as in effect prior to February 28, 2003); provided that during the period from the date of termination of any stock purchase agreement entered into in connection with the exercise of the Subsequent Exit Right to a sale of the Company pursuant to Section 9.6 of the Stockholders Agreement, the Company shall continue to be managed by Comcast in accordance with the Stockholders Agreement (as amended hereby or by or pursuant to the Buy-Sell Procedures Agreement and a Management Transfer Event (as defined in the Stockholders Agreement) shall be deemed not to have occurred and (y) the provisions of Section 9.8 of the Stockholders Agreement shall be applicable to the transactions related to such Subsequent Exit Right; and (ii) the parties agree that, upon the closing of the sale of the Comcast Group's Company Securities pursuant to Liberty's exercise of the Subsequent Exit Right, the Company and Comcast will execute and deliver the Subsequent Proposed Affiliation Agreement. In connection with any purchase and sale pursuant to such Subsequent Exit Right, the parties agree that the stock purchase agreement to be utilized in connection therewith shall be substantially in accordance with the terms and conditions of this Agreement including all Exhibits, Schedules, Attachments and Appendices, subject to reasonable modifications and changes necessary to reflect the structure of any such transaction and update the representations, warranties and covenants of the parties.

        (b)    If Seller Parties are entitled to terminate this Agreement pursuant to the provisions of Section 10.01(b)(i) (in such event Purchaser is sometimes hereinafter referred to as the "Defaulting Purchaser"), then Seller Parties will be entitled to purchase all of the Defaulting Purchaser's Company Securities for aggregate consideration equal to the Defaulting Purchaser's Proportional Share of 75% of the Company Value (the "Default Purchase Price"). Seller Parties' right under this Section 10.02(b) will be exercisable by written notice given by Seller Parties to the Defaulting Purchaser within five (5) Business Days after delivery of notice to the Defaulting Purchaser that Seller Parties are entitled to terminate this Agreement pursuant to Section 10.01(b)(i) (the date of such delivery, the "Amendment Date"). Seller Parties' rights under this Section 10.02(b) are not exclusive, and Seller Parties may exercise, in lieu of or in addition to the rights under this Section 10.02(b), any other rights and remedies available to it at law or in equity, including, but not limited to the right to seek specific performance, as provided in Section 12.09 hereof.

        (c)    Any purchase by Seller Parties under Section 10.02(b) will be consummated in accordance with the terms of this Agreement as if (i) such Seller Parties had executed this Agreement as the "Purchasers" with an appropriate disclosure schedule applicable to them as the new purchasers, provided that if the Comcast Parties become the new purchasers it is understood that any acquisition of a Seller Subsidiary pursuant to a 368 Reorganization will be made by Comcast or Purchaser Subsidiary and all references to "Purchaser" and "Purchaser Subsidiary" in such context shall be replaced by "Comcast" and "Purchaser Subsidiary", (ii) the Defaulting Purchaser had executed this Agreement as the "Seller" (or "Seller Parties," as applicable) with an appropriate disclosure schedule applicable to it as the new seller, (iii) any references to "the date hereof" in this Agreement shall be interpreted as references to the Amendment Date and, except as otherwise specified, all time periods shall be deemed to begin from the Amendment Date as if it were the Determination Date, (iv) the representations and warranties of the new purchaser(s), the new seller or seller parties, as applicable, and the Company and the disclosure schedules shall be appropriately modified to reflect (A) updated audited and interim financial information with respect to such Person (and in the case of such new purchaser, additional Commission filings made prior to the Amendment Date) and (B) in the case of the Company, changes to the Company Disclosure Schedule based upon actions and transactions permitted under Section 6.01 hereof, and (v) the Average Market Price of Purchaser Qualifying Securities will be determined as of the Amendment Date. The parties agree that if a purchase is made by Seller Parties under Section 10.02(b) this Agreement shall be deemed to have been modified to reflect the provisions of the preceding sentence and to reflect the Default Purchase Price; provided, that, except as otherwise provided herein, in all other respects the provisions of this Agreement shall apply to and govern such purchase.

        (d)    If Seller Parties are entitled to terminate this Agreement pursuant to the provisions of Section 10.01(b)(ii) because Purchaser has not received the Required Governmental Consents, notwithstanding Purchaser's compliance with its obligations under Section 7.01 (in such event the Purchaser is sometimes hereinafter referred to as the "Regulatory Defaulting Purchaser"), then Seller Parties will be entitled to purchase all of the Regulatory Defaulting Purchaser's Company Securities for aggregate consideration equal to the Regulatory Defaulting Purchaser's Proportional Share of 85% of the Company Value; provided, however, that if the failure to obtain such Required Governmental Consents relates to or arises out of Liberty's (if Liberty is the Purchaser) ownership of equity securities of InterActiveCorp, or the business of InterActiveCorp or its subsidiary operating InterActiveCorp.'s electronic retailing business, the purchase price of the Regulatory Defaulting Purchaser's Company Securities will be equal to the Regulatory Defaulting Purchaser's Proportional Share of 90% of the Company Value (the "Regulatory Default Purchase Price"). Seller Parties' right under this Section 10.02(d) will be exercisable by written notice given by Seller Parties to the Regulatory Defaulting Purchaser within five (5) Business Days after delivery of notice to the Regulatory Defaulting Purchaser that Seller Parties are entitled to terminate this Agreement pursuant to Section 10.01(b)(ii) (the date of such delivery, the "Regulatory Amendment Date"). Seller Parties' rights under this Section 10.02(d) are not exclusive, and Seller Parties may exercise, in lieu of or in addition to the rights under this Section 10.02(d), any other rights and remedies available to them at law or in equity, including, but not limited to the right to seek specific performance, as provided in Section 12.09 hereof.

        (e)    Any purchase by Seller Parties under Section 10.02(d) will be consummated in accordance with the terms of this Agreement as if (i) such Seller Parties had executed this Agreement as the "Purchasers" with an appropriate disclosure schedule applicable to them as the new purchasers, provided that if the Comcast Parties become the new purchasers, it is understood that any acquisition of a Seller Subsidiary pursuant to a 368 Reorganization will be made by Comcast or Purchaser Subsidiary and all references to "Purchaser" and "Purchaser Subsidiary" in such context shall be replaced by "Comcast" and "Purchaser Subsidiary", (ii) the Regulatory Defaulting Purchaser had executed this Agreement as the "Seller" with an appropriate disclosure schedule applicable to it as the new seller, (iii) any references to "the date hereof" in this Agreement shall be interpreted as references to the Regulatory Amendment Date and, except as otherwise specified, all time periods shall be deemed to begin from the Regulatory Amendment Date as if it were the Determination Date, (iv) the representations and warranties of the new purchaser(s), new seller and the Company and the applicable disclosure schedules shall be appropriately modified to reflect (A) updated audited and interim financial information with respect to such Person (and in the case of such new purchaser, additional Commission filings made prior to the Regulatory Amendment Date) and (B) in the case of the Company, changes to the Company Disclosure Schedule based upon actions and transactions permitted under Section 6.01 hereof, and (v) the Average Market Price of Purchaser Qualifying Securities will be determined as of the Regulatory Amendment Date. The parties agree that if a purchase is made by Seller Parties under Section 10.02(d) this Agreement shall be deemed to have been modified to reflect the provisions of the preceding sentence and to reflect the Regulatory Default Purchase Price; provided, that, except as otherwise provided herein, in all other respects the remaining provisions of this Agreement shall apply to and govern such purchase.

        (f)    The provisions of Sections 10.02, 12.04, 12.06, 12.07, 12.08 and 12.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
ADDITIONAL REPRESENTATIONS AND COVENANTS OF COMCAST PARTIES

        Section 11.01.    Company Representations.    Each of the Comcast Parties represents and warrants to Liberty that to the knowledge of such Comcast Party the representations and warranties of the Company contained in this Agreement are true and correct in all material respects.

        Section 11.02.    Affiliate Transactions.    Each of the Comcast Parties represents and warrants to Liberty that Section 11.02 of the Seller Disclosure Schedule, if the Comcast Parties are Seller Parties, or Section 11.02 of the Purchaser Disclosure Schedule, if the Comcast Parties are Purchasers, lists and describes all currently effective material transactions, Contracts and other arrangements (oral or written), including directorships and employment, between (x) the Company or any of its Subsidiaries, on the one hand, and (y) the Comcast Parties or any of their respective Affiliates or Associates (other than the Company or any of its Subsidiaries) or any present or former (since February 15, 1995) director, officer, employee or stockholder (or any relative, spouse, beneficiary or other Affiliate thereof) of the Comcast Parties or any of their respective Affiliates or Associates (excluding the Company and its Subsidiaries), on the other hand (each an, "Affiliate Transaction"). Except as set forth in Section 11.02(b) of the Seller Disclosure Schedule (of the Comcast Parties as Seller Parties) or Purchaser Disclosure Schedule (of the Comcast Parties as Purchasers) and any indebtedness incurred in the ordinary course with respect to the items set forth in Section 11.02(a) of the applicable schedule, neither the Company nor any of its Subsidiaries is indebted to the Comcast Parties or any of their respective Affiliates or Associates (other than the Company or any of its Subsidiaries), or any present or former (since February 15, 1995) director, officer, employee or agent (or any relative, spouse, beneficiary or Affiliate of such Person) of the Comcast Parties or any of their respective Affiliates or Associates (including the Company and its Subsidiaries).

        Section 11.03.    Comcast Covenant.    Each of the Comcast Parties covenants and agrees, subject to applicable Law, to use from the date hereof until the Closing Date its reasonable best efforts to cause the Company and its Subsidiaries to operate their respective businesses in accordance with the provisions of Article 6 of this Agreement, and to perform in all material respects its agreements and obligations under this Agreement. Without limiting its obligations pursuant to Section 10.02 Comcast further covenants and agrees, from the date of the Buy-Sell Procedures Agreement through the first to occur of the Closing Date or the Termination Date, that neither Comcast nor any of its Affiliates will take any action or deliver any notice with respect to, or requesting, requiring or demanding the renegotiation or the amendment or modification of any terms or provisions of the Comcast Agreements, or termination of any Comcast Agreement, except for (i) actions which Comcast or any of its Affiliates are permitted to take pursuant to the "most favored nations" or "better terms" provisions of the Comcast Agreements, but solely with respect to "better terms" or more favorable terms granted by the Company to any Distributor (other than Comcast and its Affiliates) after the date hereof other than in situations where such Distributor became entitled to better or more favorable terms as a result of or based upon the presence of any such term or provision in any Carriage Agreement in effect on the date hereof or the Proposed Comcast Affiliation Agreement or the execution and delivery of the Proposed Comcast Affiliation Agreement. Comcast also covenants and agrees to provide to Liberty, within sixty (60) days of the date of the Buy-Sell Procedures Agreement, drafts of Exhibits A-1 and A-2 to the Proposed Comcast Affiliation Agreement, which exhibits shall include the applicable information as of June 30, 2003.

ARTICLE 12
MISCELLANEOUS

        Section 12.01.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

        if to Liberty (as Seller or Purchaser), to:

    Liberty Media Corporation
    12300 Liberty Boulevard
    Englewood, Colorado 80112
    Attention: Charles Y. Tanabe
    Fax: (720) 875-5382

        with a copy to:

    Baker Botts L.L.P.
    30 Rockefeller Plaza
    New York, New York 10112
    Attention: Frederick H. McGrath
    Fax: (212) 259-2530

        if to Comcast QVC, to:

    Comcast QVC, Inc.
    1201 Market Street, Suite 1405
    Wilmington, DE 19801
    Attention: Abram E. Patlove
    Fax: (302) 658-7310

        with a copy to:

    Davis Polk & Wardwell
    450 Lexington Avenue
    New York, New York 10017
    Attention: Dennis S. Hersch Fax:
    (212) 450-4800

        if to Comcast, to:

    Comcast Corporation
    1500 Market Street
    Philadelphia, Pennsylvania 19102
    Attention: Arthur Block
    Fax: (215) 981-7794

        with a copy to:

    Davis Polk & Wardwell
    450 Lexington Avenue
    New York, New York 10017
    Attention: Dennis S. Hersch
    Fax: (212) 450-4800

        if to the Company, to:

    QVC, Inc.
    1200 Wilson Drive at Studio Park
    West Chester, Pennsylvania 19380
    Attention: Neal Grabell
    Fax: (484) 701-1021

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given (i) three business days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or transmitted by telecopy (answer back received), if received prior to 5 p.m. on a Business Day, otherwise on the next Business Day or (iii) one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested. Liberty will be entitled to rely upon any notice or other communication received by it from either Comcast Party as notice from both Comcast Parties. Similarly, any notice or other communication provided by Liberty to either Comcast Party will be treated as notice provided to both Comcast Parties.

        Section 12.02.    No Third-Party Beneficiaries.    Except as otherwise required by Section 9.02 and 9.04, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

        Section 12.03.    Amendments; Waivers.    (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

        (b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        (c)    Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

        Section 12.04.    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with Transactions (including any real property transfer tax and any similar Tax) shall be paid by Seller Parties when due, and Seller Parties will, at their own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

        Section 12.05.    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Seller Party nor Purchaser shall be permitted to assign its rights under this Agreement to any Person other than a Subsidiary of such Seller Party or Purchaser, as the case may be; provided, however, that no such assignment shall affect the obligations of the assigning party hereunder. Notwithstanding the foregoing, Purchaser shall not be permitted to assign its obligation hereunder with respect to the issuance of any Purchaser Note or Purchaser Qualifying Securities. The Company shall not be entitled to assign any of its rights or obligations hereunder.

        Section 12.06.    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        Section 12.07.    Jurisdiction.    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions will be brought exclusively in the Delaware Chancery Courts. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such Delaware court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

        Section 12.08.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

        Section 12.09.    Specific Performance.    Purchaser and Seller Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that Purchaser or Seller Parties, whichever is not in breach of this Agreement, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any state court located in the State of Delaware, in addition to any other remedy to which it may be entitled at law or in equity.

        Section 12.10.    Counterparts; Effectiveness.    This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

        Section 12.11.    Interpretation.    When a reference is made in this Agreement to Exhibits, Schedules, Attachments, Appendixes, Articles or Sections, such reference shall be to an Exhibit, Schedule, Attachment, Appendix, Article or Section to this Agreement unless otherwise indicated. The words "include," "includes," "included," and "including," when used herein shall be deemed in each case to be followed by the words "without limitation." The words "close of business" shall be deemed to mean 5:00 PM, New York City time, on the date specified. The words, "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement, except as provided in Section 10.02. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other such thing extends, and such phrase shall not mean simply "if" unless the context in which such phrase is used shall dictate otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Any reference in this Agreement to a Person shall be deemed to be a reference to such Person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all its assets.

        Section 12.12.    Captions.    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        Section 12.13.    Disclosure Schedules.    When a reference is made in this Agreement to a party's disclosure schedule, such reference shall be to the disclosure schedule delivered or deemed delivered herewith on the date of this Agreement by the appropriate party, and not to any supplement to, or change or modifications of, such disclosure schedule. The parties acknowledge that the disclosure schedules to this Agreement (a) relate to certain matters concerning the disclosures required and Transactions contemplated by this Agreement, (b) are qualified in their entirety by reference to specific provisions of this Agreement, (c) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to Seller Parties, Purchaser or the Company, as the case may be, except to the extent required by this Agreement, and (d) disclosure of the information contained in one section or part of any disclosure schedule shall be deemed as proper disclosure for all sections or parts of such disclosure schedule, only if appropriately cross-referenced or if the relevance thereof is reasonably apparent from the context in which it appears; provided, however, that information disclosed in Sections 7.08, 11.02(a) and 11.02(b) of the Seller Disclosure Schedule (of Comcast Parties as Seller Parties) or Purchaser Disclosure Schedule (of Comcast Parties as Purchasers) shall be deemed disclosed only where specifically referenced herein.

        Section 12.14.    Joint and Several Liability.    The parties hereby acknowledge and agree that the obligations and liabilities of each Seller Party under this Agreement with respect to any breach of representation and warranty or the breach of or failure to satisfy any of its covenants and agreements hereunder will be joint and several obligations and liabilities of both Seller Parties.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMCAST CORPORATION,
By:	Name: Title:
COMCAST QVC, INC.
By:	Name: Title:
LIBERTY MEDIA CORPORATION,
By:	Name: Title:
QVC, INC.
By:	Name: Title:

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TABLE OF CONTENTS
R E C I T A L S
ARTICLE 1 Definitions
ARTICLE 2 PURCHASE AND SALE
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 6 COVENANTS OF THE COMPANY
ARTICLE 7 COVENANTS OF SELLER PARTIES, PURCHASER AND THE COMPANY
ARTICLE 8 CONDITIONS TO CLOSING
ARTICLE 9 SURVIVAL; INDEMNIFICATION
ARTICLE 10 TERMINATION; OTHER REMEDIES
ARTICLE 11 ADDITIONAL REPRESENTATIONS AND COVENANTS OF COMCAST PARTIES
ARTICLE 12 MISCELLANEOUS